Exhibit 10.12

Translation from Hebrew.

Only the Hebrew version has a legal

binding effect.

SUBLEASE AGREEMENT

Signed and entered into in Tel Aviv on June 17, 2013

Between:

Wintegra Ltd., company no. 512901075

From 7 Arie Shenkar St., 2 Gav Yam building, level 4

Herzliya Pituah

(hereinafter referred to as: the “Lessor”)

of the one part;

And between:

Varonis Systems Ltd. Company no. 513611533

From 11 Galgalei Haplada St.

Herzliya Pituah

And from the beginning of the lease period – at the Leased Property

(hereinafter referred to as: the “Lessee” or the “Sublessee”)

of the other part;

WHEREAS	the Lessor entered into a lease agreement in November 2011 with Gav Yam Bayside Land Corp. Ltd. public company no. 520001736 (hereinafter referred to as: the “Primary Lessor”), in connection with the lease of the Primary Leased Property as defined below, located in two structures built on land known as plots 57 and 73 on block 6592 at 11 Shenkar St. at Herzliya Pituah (hereinafter referred to as: the “Primary Lease Agreement”); and –

WHEREAS	the Lessee wishes to lease from the Lessor by sublease the Leased Property as defined hereunder, including the existing content of the Leased Property as specified in Annex F, subject to the terms specified in this Agreement hereto; and –

WHEREAS	the Lessor wishes to lease to the Lessee the Leased Property by sublease subject to the approval of the Primary Lessor, and subject to the terms of this Agreement hereto;

NOW, THEREFORE, the parties hereby agree as follows:

1.	GENERAL

1.1	The preamble to this Agreement constitutes an integral part thereof.

1.2	This Lease Agreement includes the plan of the Leased Property Annex A, the insurance schedule Annex B, parking lot agreement Annex C, electricity schedule Annex D, bank guarantee Annex E, content schedule – Annex F.

For the removal of doubts, it is hereby clarified that in any event of contradiction between the provisions of this Agreement and the provisions of the annexes, the provisions of this Agreement shall prevail.

2.	HEADINGS

The headings of the sections were added for convenience purposes only and shall not be used for interpretation.

3.	INTERPRETATION

Without derogating from the remaining definitions appearing in this Agreement, the following terms shall be interpreted according to the definition assigned thereto:

3.1	“Primary Leased Property” – part of the structures as defined above and as specified hereunder:

a.	Part of level 2 in structure 1 with an area of 1,769 square meters.

b.	Part of level 2 in structure 1 with an area of 188 square meters.

c.	Part of level 2 in structure 2 with an area of 1,448 square meters.

d.	Level 4 in full in structure 2 with an area of 1,905 square meters.

e.	The balcony of level 4 in structure 2 with an area of 146 square meters.

f.	Storage areas in level “-1” in structure 1 with an area of 210 square meters.

g.	Part of level 3 in structure 2 with an area of 2,065 square meters.

(hereinafter referred to as: the “Primary Leased Property”)

The “Leased Property” – part of the structures as defined above and specified hereunder:

a.	Part of level 2 in structure 2 with an area of 1,421 square meters (Leased Property 1)

b.	Part of level 2 in structure 1 with an area of 1,957 square meters (1,769 square meters + 188 square meters) (Leased Property 2).

Leased Property 1 and Leased Property 2 including the equipment and fixtures installed therein, all as marked in green in Annex A (hereinafter referred to as: the “Leased Property”).

For the removal of doubts, it is hereby clarified that the areas of the Leased Property as specified above are gross areas which include the proportional parts of the public areas in the structures, and the Lessee agrees in advance after having performed an examination that the abovementioned areas will be the final areas for the purpose of calculating the Lease Fees as specified hereunder.

3.2	“Adjustment Works” – all of the works performed by the Lessee and paid thereby, required in order to adjust the Leased Property for the Lessee’s needs and for the purpose of lease, subject to the provisions of this Agreement, if any.

3.3	“Possession Delivery Date” – delivery of possession in Leased Property 1 will be on August 1, 2013. Delivery of possession in Leased Property 2 will be on January 1, 2014.

3.4	“Lease Period Commencement Date” – the Possession Delivery Date, as the case may be.

3.5	“Lessor’s Bank Account” – Bank Leumi, branch 864 (Herzliya Pituah), account 310800/65.

3.6	“Permitted Access Period” – the period during which the Sublessee performs Adjustment Works Leased Property 2 (in an area of 1,110 square meters) subject to its decision during the period commencing on August 1, 2013 or any date thereafter – until December 31, 2013. The Sublessee may decide within five (5) business days upon signing this Agreement whether it wishes to perform the Adjustment Works, and about the commencement of the Permitted Access Period.

4.	THE LEASE AND THE PERIOD THEREOF

4.1	Subject to that which is stated hereunder, the Lessor hereby leases to the Lessee and the Lessee hereby leases from the Lessor the Leased Property for the purpose of the lease specified in section 7 for a period which commences with regard to Leased Property 1 on August 1, 2013 and Leased Property 2 on January 1, 2014 and which ends for both on December 31, 2016, all subject to the remaining provisions of this Agreement (hereinafter referred to as: the “Lease Period”). It is further agreed that the Lessor will be entitled to schedule to an earlier date the Possession Delivery Date in Leased Property 1 by written notice and for a period of up to two weeks, whereas in such a case the Lease Period for Leased Property 1 will be earlier as stated in the Lessor’s notice.

4.2	Without derogating from the abovementioned, the Lessee will have the option to extend the Lease Period for an additional period of 3 years (hereinafter referred to as: the “Option Period”) which commences at the end of the Lease Period as specified in section 4.1 above, provided that: (1) the Lessee grants the Lessor notice of this in advance and in writing at least 180 (one hundred and eighty) days prior to the end of the Lease Period, to wit no later than July 1, 2016 (2) there was no material breach of this Agreement by the Lessee during the Lease Period, which was not remedied during the Lease Period (3) the Lessor continues to lease the Primary Leased Property from the Primary Lessor during the Option Period. The provisions of this Agreement shall apply during the Option Period, mutatis mutandis.

4.3	The Lease Period shall commence on the date of commencement of the Lease Period, provided that the Lessee fulfilled all of its undertakings subject to sections 8 and 17 to this Agreement.

5.	LESSOR’S WARRANTIES AND RECEIVING THE LEASED PROPERTY

5.1	The Lessor hereby warrants and declares as follows:

5.1.1	It is the exclusive and legal lessee of the Leased Property, and it has the exclusive and full right to lease the Leased Property from the Primary Lessor and there is no legal, contractual or other restriction preventing it from leasing the Leased Property by sublease and deliver possession therein to the Lessee and/or comply with any of the provisions of this Agreement.

5.1.2	As of the date of signing this Agreement it did not breach the Primary Lease Agreement, and it is unaware of any defect and/or flaw and/or unsuitability in the Leased Property and/or its systems, except for a latent defect or flaw, and the Leased Property will be delivered whereas it is clear and free of any person and/or object except the furniture specified in Annex F.

5.2	The Lessee declares it had examined the Leased Property including all its systems and the supplements constructed therein, and it deemed it suitable and appropriate for the purpose of the lease subject to this Agreement and to its satisfaction, it will not have any claims and/or demands against the Lessor with regard to the condition of the Leased Property and it undertakes to receive possession of the Leased Property in its condition as is, except claims of a latent defect which the Lessee could not have discovered during a reasonable examination.

On the Possession Delivery Date the parties will prepare a delivery log describing the state of the Leased Property upon its delivery to the Lessee (hereinafter referred to as: the “Delivery Log”). The Lessee undertakes to return the Leased Property to the Lessor, at the time of vacating the Leased Property, including all fixtures which the Lessee installs subject to the consent of the Lessor as stated in the provisions of this Agreement, including the furniture as stated in section 5.4 below, and subject to the provisions of sections 6.3, 14.1 – 14.2, and 26.

5.3	For the removal of doubts, it is hereby clarified that all systems and supplements installed on the date of signing this Agreement in the Leased Property, whether they comply with the defendant of “fixtures” as defined in the Land Law, 5729 – 1969 or not, except for specific equipment entered into the Leased Property by the Lessee, are the property of the Lessor and the Lessee will not be entitled to perform any change thereto and/or remove them at the end of the Lease Period.

5.4	The Leased Property will be delivered to the Lessee including all furniture therein specified in Annex F to this Agreement, in the state as it was on the date of commencement of the Lease. The Lessee undertakes to return the Leased Property at the end of the Lease Period or upon termination of this Agreement, including all furniture, in the condition in which it was delivered thereto upon the commencement of the Lease and without the Lessor having to perform any repair thereto, except for reasonable and natural wear and tear. Notwithstanding the abovementioned, the Lessor will be entitled to demand that the Lessee return thereto some or all of the furniture at any time during the Lease Period, and the Lessee will return the furniture to the Lessor within 15 days upon receiving the Lessor’s demand.

5.5	The Lessee undertakes to keep the Leased Property and maintain it at a level fitting the building in which the Leased Property is located and according to all laws applicable to the Leased Property and the Lessee (including without limitation, fire, safety, etc.). The Lessee is requested to receive the Lessor’s consent for the maintenance company or plan, which will maintain the Leased Property on behalf of the Lessee.

6.	THE LEASED PROPERTY – TECHNICAL DESCRIPTION AND CHANGES

6.1	In light of the Lessee’s request to perform Adjustment Works in the Leased Property after the date of placing the Leased Property at the disposal of the Lessee, the Lessor agrees that the Lessee will receive permission to perform Adjustment Works in the Leased Property, as defined above, as of the Possession Delivery Date, provided that the following conditions are fulfilled:

6.1.1	Prior to the commencement of the Adjustment Works the Lessor’s consent therefore is received as follows:

6.1.1.1	The Lessee will submit to the Lessor a specified request for performing the supplements and additions, and the Lessor will notify the Lessee in writing whether it intends to approve the performance of the works as requested, and/or what changes or amendments are required in the Lessee’s request. The Lessor will not deny the request except for reasonable and professional reasons only, for circumstances stemming from legal requirements and/or preventing damage to the building’s external systems and/or the construction and/or building’s front and/or other tenants’ reasonable use of the building.

For the removal of doubts, the approval of the Adjustment Works plan by the Lessor does not obligate the Lessor in any manner whatsoever with regard to the level and quality of the plan including all of its components.

For the removal of doubts, it is hereby clarified that the Lessee will bring forth for the approval of the Lessor as aforementioned also specified plans of electricity, air conditioning, safety, plumbing, sprinklers, and construction (if necessary).

Immediately upon receiving the Lessor’s response and receiving approval for the insurance coverage, the Lessee will be entitled to perform the works approved by the Lessor and thus in full coordination with the Lessor and while avoiding causing any delays and/or disturbances whatsoever to the Lessor’s works in the building and/or any damage whatsoever to the Lessor and/or the Primary Lessor and/or anyone on its behalf and/or works performed in the building by the Primary Lessor and/or the Lessor and/or anyone on its behalf.

6.1.1.2	Signing a three party agreement according to the draft provided by the Lessor, signed between the Lessor, the Lessee and the contractor.

6.1.1.3	Entering into an agreement with a safety advisor on behalf of the Lessor.

6.1.2	The Lessee undertakes to take out and upkeep insurances as specified in the insurance schedule and thus as of the Possession Delivery Date.

6.2	The Lessee will be responsible to receive any permit required by law for the performance of the additions and supplements addressed in subsection 6.1 above and any payment therefor, if required, whether imposed on the Lessee or the Lessor or the Primary Lessor. For the removal of doubts, it is hereby clarified that the content of this section shall apply only in the case a permit is required, if any, for the purpose of performing the additions and supplements which the Lessee wishes to perform in the Leased Property.

6.3	For the removal of doubts, and without derogating from the generality of this Agreement hereto, it is agreed that any supplement or addition perform in the Leased Property as stated in subsection 6.1 above and financed by the Lessor shall be the sole property of the Lessor, and the Lessee will not be entitled to demand and receive from the Lessor any consideration therefor. In addition, it will not be entitled to perform any change thereto without the Lessor’s consent.

The parties further agree that any addition or supplement to the Leased Property as stated in subsection 6.1 above paid by the Lessee will be the property of the Lessor and thus if the addition or supplement comply with the definition of permanent fixtures as defined in the Land Law, 5729 – 1969, without the Lessee being entitled to demand and receive from the Lessor any consideration therefor, and if the addition or supplement do not comply with the definition of fixtures, they will be considered the property of the Lessee, and the Lessee undertakes to remove and/or dismantle them at the end of the Lease Period and return the Leased Property in a good condition fit for immediate lease, and thus without derogating from the provisions of section 26 below.

Without derogating from the generality of the aforementioned, for the removal of doubts, it is hereby clarified that in any event in which as per the Lessee’s request, the Lessor approves in advance and in writing that the Lessee not remove and/or dismantle the addition or supplement that do not comply with the definition of a permanent fixture, the Lessee will be entitled to demand and receive from the Lessor certain consideration therefor.

6.4	For the removal of doubts, and without derogating from the generality of the aforementioned, it is hereby clarified that any installment and/or change and/or addition to the curtains and/or shades and/or flags and/or shutters done in the Leased Property affecting the front of the building and/or the Leased Property must receive the approval of the Lessor’s architect in advance and in writing.

6.5	The Lessee is aware and it agrees that so long as the Leased Property contains level protected spaces – the Primary Lessor or the Lessor reserve the full right, at any time during the Lease Period and/or the Option Period, to demand from the Lessee that the level protected spaces be clear of any person or object during an emergency and all subject to legal provisions and/or the demands of any authority or institution and/or any other authorized entity.

6.6	For the removal of doubts, notwithstanding the abovementioned, and without derogating from the generality of the aforementioned, the Lessor will be entitled at the end of the Lease Period and/or the Option Period, as the case may be, to instruct the Lessee to dismantle any addition installed in the Leased Property, unless it complies with the definition of permanent fixture, and the Lessee will be obligated to dismantle that which the Lessor had instructed as a condition for his vacating the Leased Property, except for ceilings, floors, and permanent partitions.

6.7	Notwithstanding that which is stated in this Agreement above, the Lessee will be entitled to a reduction in the Lease Fees at a rate of 100% for Leased Property 2 (the part being renovated) during the Permitted Access Period and thus until January 1, 2014, provided and subject to the condition that the works end prior to the aforementioned date. For the removal of doubts, the Sublessee will bear all indirect costs during the Permitted Access Period, to wit, the management fees, property tax, electricity, water, insurance, and other maintenance costs. As of January 1, 2014 the Lease Fees will be according to their normal rate as specified in this Agreement and the Lessee will not receive a reduction for the Lease Fees. Notwithstanding the content of this Agreement, the parties agree that during the period between August 1, 2013, and January 1, 2014, the parties will bear jointly the Leased Property’s electricity costs in accordance with the electricity meter in the Leased Property, so that the Lessee will pay a part equal to the relative part of Leased Property 1 out of the total Leased Property, and the Lessor will pay the balance.

6.8	The Lessee undertakes to pay to the Lessor all expenses for building a hallway to connect between building 1 and building 2, and which allow the Lessor, inter alia, direct entry to the laboratories in building 1, and thus in accordance with the demands and subject to the approval of the Lessor’s safety advisor and at a cost that does not exceed NIS 20,000.

7.	PURPOSE OF THE LEASE

The purpose of the Lease is to manage the offices of a high-tech company, labs, computer rooms, and additional services, and the Lessee undertakes to use the Leased Property solely for this purpose (hereinafter referred to as: the “Purpose of the Lease”).

8.	THE LEASE FEES

8.1

8.1.1	The Lease Fees to be paid for the Lease Period for the Leased Property are as follows (hereinafter referred to as: the “Lease Fees”):

8.1.1.1	A total of NIS 68 (sixty eight New Israeli Shekels) for each 1 square meters per month plus VAT by law for the period commencing on August 1, 2013 for Leased Property 1 and commencing on January 1, 2014 for Leased Property 2, and until June 30, 2014 subject to the abovementioned pertaining to moving the Possession Delivery Date to an earlier date.

8.1.1.2	A total of NIS 69 (sixty nine New Israeli Shekels) for each 1 square meters plus VAT by law for the period commencing on July 1, 2014 and until June 30, 2015.

8.1.1.3	A total of NIS 70 (seventy New Israeli Shekels) for each 1 square meters per month plus VAT by law for the period commencing on July 1, 2015 until December 31, 2016.

(hereinafter jointly referred to as: the “Basic Lease Fees”).

8.1.2	For parking – as specified in section 14a hereunder and in the Parking Lot Management Agreement.

8.1.3	Maintenance fees for the Leased Property – as stated in section 20 hereunder.

8.1.4	Payments for electricity as specified in the electricity annex.

8.2	Omitted.

8.3	The Lease Fees during the Option Period will bear an addition of 5% and thus beyond the linkage as stated in section 11 below, to the Lease Fees which should have been paid on the date of commencement of the option, without the abovementioned addition. The remaining provisions of this Agreement including the provisions of section 8 shall apply respectively as well to the Lease Fees during the Opinion Period.

8.4	The Basic Lease Fees shall bear an addition of index linkage differentials, as specified in section 11 hereunder.

The basic index for the purposes of this Agreement is the last index known on the date of signing this Agreement (hereinafter referred to as: the “Basic Index”).

8.5	The Lessee undertakes to pay to the Lessor the Basic Lease Fees plus linkage differentials applicable thereto and plus VAT for the entire Lease Period in the Following manner:

8.5.1	Lease Fees for the first month of the lease will be paid to the Lessor on the date of signing this Agreement with a check to the order of the Lessor or bank transfer. The remaining Lease Fees shall be paid each and every month for each period in advance, and thus until the first day of each month.

8.5.2	The payment of Leas Fees as specified above shall be paid by bank transfer from the Lessee’s account to the Lessor’s Bank Account as defined above.

8.5.3	The payment of the Lease Fees shall be updated in accordance with section 11.

8.5.4	The Lessee hereby waives the need, if any, for a notice or early demand for the payment of the Lease Fees.

8.6	It is hereby clarified that the Lessee undertakes to pay the Basic Lease Fees on time and subject to the terms specified in the provisions of this Agreement hereto and thus even if it did not complete the Adjustment Works as defined above during the Permitted Access Period.

9.	Omitted.

10.	NON-APPLICATION OF THE TENANT PROTECTION LAWS

10.1	The Lessee approves and warrants that:

10.1.1	The tenant protection, subject to the Tenant Protection Law (combined version), 5732 – 1972 – or subject to any other law, does not apply to this Lease.

10.1.2	No key money was paid to the Lessor, or any other consideration, directly or indirectly, for the granting of this Lease.

10.1.3	On the date of commencement of the validity of this Lease, the Leased Property will not have a tenant entitled to possess it by law.

The Lessee declares and approves that its expenses and investments to make the changes in the Leased Property, such as a supplement or renovations or participation in expenses, or any other investment to adjust the Leased Property to its purposes, shall not be deemed, in any way whatsoever, as key money of any kind and shall not grant the Lessee any right whatsoever, and its aforesaid investments shall not change the abovementioned according to which no law from the Tenant Protection Laws apply to the Leased Property.

11.	LINKAGE

11.1	For the purpose of this Lease Agreement:

“Index” – the Consumer Price Index (including fruits and vegetables) published by the Israel Central Bureau of Statistics, including the same index if published by another governmental institute, and including any official index in lieu thereof, whether based on the same data on which the current index is based on the date of signing this Agreement or not, if another index is determined in lieu, the ratio between the indexes shall be determined according to the determination of the Israel Central Bureau of Statistics or any other official authority in lieu of the Israel Central Bureau of Statistics.

If the ratio between the indexes is not determined as aforementioned, the ratio shall be determined by the financial department of Bank Leumi Le-Israel Ltd. (paid in equal parts by the Lessee and the Lessor).

11.2	The Basic Lease Fees and all sums stated in this Agreement hereto shall be linked to the increase in the Index as defined above if on the date of payment of any part of the Lease Fees (hereinafter referred to as: the “Effective Date”) the index most recently published before the Effective Date (hereinafter referred to as: the “New Index”) is higher than the Basic Index, the Lessee hereby undertakes to pay to the Lessor the Basic Lease Fees payments whereas they are increased proportionately to the level of increase in the New Index compared to the Basic Index.

The increase calculated as abovementioned to the Basic Lease Fees shall be referred to in this Agreement as the “Linkage Differentials”.

11.3	For the purpose of calculating the increase in the Index, the day of payment shall be considered the date on which the Lease Fees were paid de facto. However, it is hereby explicitly emphasized that this does not constitute any waiver or consent by the Lessor regarding the Lessee’s duty to pay the Lease Fees on the agreed upon dates, or the remedies at the Lessor’s disposal in the event of late payment.

11.4	The Lessee hereby undertakes to pay to the Lessor the Linkage Differentials within 14 days upon the Lessor’s first demand.

11.5	The Linkage Differentials shall be considered Lease Fees for all intents and purposes.

11.6	The Lessee has the right to pay in advance the Lease Fees for any part of the Lease Period and in this case the linkage for the aforementioned sum shall apply until its payment de facto.

12.	SUITABILITY, USAGE, PERMITS, AND COMPLIANCE WITH THE LAW

12.1	The Lessee undertakes to use the Leased Property solely for the Purpose of the Lease mentioned in section 7 above and not for any other purpose whatsoever.

12.2	The Lessee may not register a caveat at the Land Registry Bureau due to the provisions of this Agreement.

12.3	Omitted.

12.4	The Lessee undertakes to take all necessary steps in order to receive the permits required by law to manage its business in the Leased Property, and act according thereto.

12.5	Subject to the content of this Agreement, and for the removal of all doubts, the Lessee declares that it will not have any claims whatsoever against the Lessor on account of the usage of the Leased Property, and it is aware that the Lessor will not bear any responsibility for receiving any permits required for the management of the Lessee’s business in the Leased Property or adjusting the Leased Property subject to the instructions of any authority due to the permit as abovementioned. For the removal of doubts, the Lessor undertakes to sign any document which requires the owners’ signature in order to receive a permit as aforesaid, if such document does not contradict the provisions of this Agreement and provided that it does not impose on the Lessor any monetary and/or any other liability.

12.6	The Lessee undertakes to act subject to any law and act in accordance with the provisions of any permit applicable to the Leased Property and/or any part thereof, and reasonably avoid any act or omission which may impose on the Lessor any liability towards a person or property.

13.	TRANSFER OF RIGHTS

13.1

The Lessee undertakes not to deliver and/or transfer and/or lease and/or assign and/or endorse and/or pledge its rights subject to this Agreement, in any way or manner whatsoever, and as well not to allow any third party whatsoever to use and/or possess the Leased Property or any part thereof and not to include any third party whatsoever in its possession of the Leased

Property or the use thereof or usufruct in any way whatsoever, not even as a usufruct or franchise, whether directly or indirectly, whether with or without consideration, unless it receives the explicit, prior and written consent of the Lessor.

13.2	The Lessor will be entitled to deliver and/or transfer and/or assign and/or endorse and/or mortgage and/or pledge all of its rights and/or duties subject to this Agreement (hereinafter referred to as: the “Transfer of Rights”) in the Leased Property, in any way or manner whatsoever, without limitation and without requiring the Lessee’s consent, provide that the transferee signs in lieu of the Lessor this Agreement and takes upon itself all of the Lessor’s undertakings towards the Lessee, and provided that the Lessee’s rights subject to the provisions of this Agreement are not harmed as a result of the abovementioned.

The Lessor will notify the Lessee of the Transfer of Rights once the Lessor is able to report this.

Notwithstanding the abovementioned, in the event in which the Lessor wishes to lease areas from the Primary Leased Property and/or return them to the Primary Lessor, it will first send notice in writing to the Lessee regarding its intent, and the Lessee can reply to the Lessor in writing within 30 days upon receiving the Lessor’s notice whether it wishes to lease the abovementioned areas by sublease to which the provisions of this Agreement shall apply for a lease period determined subject to the Lessor’s sole discretion, at a rate of lease fees identical to the Lease Fees, which the Lessor pays at the time to the Primary Lessor. If the Lessor does not receive notice from the Lessee within 30 days as aforementioned, the Lessor will not be required to grant any additional notice to the Lessee, and will be entitled to lease them to any third party or return them to the Primary Lessor subject to its sole discretion.

13.3	Notwithstanding the abovementioned, the Sublessee will be entitled to assign its full rights and duties subject to this Agreement to another Lessee, if the Sublessee enters into any of the following transactions: (1) transaction with an entity into which or with which it merged or consolidated, or to which all of the Sublessee’s assets were transferred; (2) sublease or assignment to an affiliated company or subsidiary of the Sublessee (a corporation controlled by the Sublessee or in joint control with the Sublessee) provided that all of the following terms are fulfilled:

13.3.1	The Lessor and the Primary Lessor have granted their consent in writing. For the removal of doubts, the parties agree that the Lessor and/or the Primary Lessor will not refuse except for reasonable grounds.

13.3.2	The Agreement will be according to the wording of this Lease Agreement including its annexes and with timetables that are not longer than the timetables mentioned in this Agreement, and without granting the Sublessee any priority right over the rights of the Lessee subject to this Agreement.

13.3.3	In the event of a sublease or assignment as specified in section 13.3 (2) above, the Sublessee will remain liable towards the Lessor for the fulfillment of all its undertakings subject to this Agreement.

13.4	The Lessee undertakes that in any event, in which it is required to sign any document or bill, which is required for the purpose of transferring the rights of the Lessor to any third party, it will sign any document or bill as aforementioned immediately upon receiving the Lessor’s demand, and provided that any signature as aforementioned does not impose on the Lessee any additional charge whatsoever beyond those applicable thereto subject to the provisions of this Agreement, and that any transfer as aforementioned will be in accordance with the content of section 13.2.

14.	CHANGES TO THE LEASED PROPERTY – AFTER DELIVERY OF THE LEASED PROPERTY TO THE LESSEE

Without derogating from the generality of the aforementioned in section 6 above, the parties agree that in any case, in which the Lessee wishes to make changes to the Leased Property after the Possession Delivery Date of the Leased Property, the following provisions shall apply:

14.1	The Lessee undertakes not to perform and not permit another to perform any change whether internal and/or internal to the Leased Property and not to add any addition or demolish any part of the Leased Property and/or any of its facilities and not to permit that any changes and/or repairs and/or additions and/or demolitions (hereinafter referred to as: the “Changes”) be performed without the Lessor’s prior written consent. The Lessor’s response shall be granted within 14 business days upon the delivery of the Lessee’s request to the Lessor’s offices. The Lessor will not refuse the request except for reasonable grounds.

If the Lessee performs the Changes as aforementioned without the Lessor’s consent in advance and in writing and the Lessor demanded reinstatement, the Lessee will be required to perform reinstatement within 10 days upon receiving the demand.

If the Lessee did not fulfill its undertaking as aforementioned, the Lessor will be entitled to perform the aforementioned on its own and/or through anyone its behalf at the expense of the Lessee, plus 10% of the aforementioned sum to cover the Lessor’s general expenses and the Lessee will not have any claim and/or demand of any kind or type due to the aforementioned work by the Lessor. The Lessor’s bills for the expenses paid thereby subject to this section will constitute prima facie evidence to their veracity and validity.

14.2	If the Lessor agreed to the Lessee’s request to make Changes to the Leased Property, and the Changes are included in the definition of “permanent fixtures” subject to their definition in the Land Law, 5729 – 1969, the fixtures will be the Lessor’s property at the time of vacating the Leased Property, and the Lessee will not be entitled to remove them from the Leased Property or reinstate the Leased Property to its condition prior to the Changes.

For the removal of doubts, any Change to include the addition of fixtures as aforementioned shall not be considered key money as defined in the Tenant Protection Law, 5732 – 1972.

Without derogating from the provisions of section 6.3 above, if the Lessee decides to make Changes to the Leased Property, under the Lessor’s consent, which do not comply with the definition of “permanent fixture” as abovementioned, the Lessee will be required at the end of the Lease Period to reinstate the Leased Property to its condition prior to the Changes unless the Lessor approves in writing and in advance the Lessee’s requests to leave the Changes in the Leased Property. Once the Lessor announced its consent to leave the Changes in the Leased Property, the Lessee will not be entitled to remove them from the Leased Property or make any change thereto whatsoever, and these will be transferred at the end of the Lease Period to the disposal and ownership of the Lessor, without the Lessee being able to demand and/or receive any compensation or payment therefore, and without this being considered payment of key money, as aforementioned.

14.3	Notwithstanding the abovementioned, in the following cases the Lessee can make changes to the Leased Property without the Lessor’s consent:

14.3.1	The requested change is internal, furniture, and/or organizational change, and/or ornamental.

14.3.2	The change does not require a change to the building or its systems.

14a.	PARKING LOTS

The Lessee was notified that the Primary Lessor and/or anyone on its behalf operates an underground parking lot in the building, all as specified in Annex C to this Agreement, and subject to the provisions of this section below.

14a.1	As of the date of commencement of the Lease Period the Lessee undertakes to lease 30 (thirty) unmarked parking spaces and in addition the Lessee undertakes to lease an extra 50 (fifty) parking spaces as of January 1, 2014, or prior to this date if the Lessee should so decide (total of 80 parking spaces as of January 1, 2014 or earlier) and thus subject to the price stated in section 14a.1.1 below:

14a.1.1	The Lessee will pay for the unmarked parking spaces intended for the use of the Lessee and/or its employees and/or guests the sum of NIS 540 (five hundred and forty New Israeli Shekels) plus Linkage Differentials and VAT as required by law for each unmarked parking space for each month (hereinafter referred to as: “Parking Fee”). It is agreed that the payment as aforementioned will include management fees and property tax for the parking spaces (hereinafter referred to as: the “Parking Fee”).

14a.2	Provisions regarding the operating hours of the parking lot and other provisions of the Parking Lot Annex bind the Lessee for all intents and purposes. Without derogating from the generality of the aforementioned, it is agreed that the parking lot will be open and accessible to the Lessee 24 hours a day Sun – Thu and between 7 am and 4 pm on Fridays and holiday eves, and thus except holidays and dates for which a different instruction is given.

14a.3	Omitted.

14a.4	The Parking Fee shall be considered Lease Fees for all intents and purposes and will be linked to the Basic Index as specified in section 11 the parking lot schedule Annex C, and all provisions of this Agreement shall apply thereto and thus without derogating from any remedy owing to the Lessor and/or the management company and/or the parking lot management company subject to the parking lot management agreement.

14a.5	For the removal of doubts, it is hereby clarified that in any event of contradiction between the provisions of this agreement and the provisions of the parking lot schedule the provisions of this Agreement shall prevail.

15.	MAINTENANCE AND NUISANCE PREVENTION

15.1	The Lessee shall keep the Leased Property in a good and normal condition, maintain the order and cleanliness of the Leased Property and its surroundings, its facilities and accessories and anything accompanying it including the service rooms located in the Leased Property and all services designated for the Lessee’s use, will use them carefully and meticulously and avoid causing damage or a malfunction to the Leased Property or its facilities.

Without derogating from the generality of the aforementioned and below, the Lessee undertakes to maintain the normalcy of all systems installed in the Leased Property, and ensure their regular maintenance including repairs, and ensure their replacement when necessary, and will return the Leased Property in a good and normal condition to the Lessor on the date of returning the Leased Property to the Lessor as stated below, subject to reasonable wear and tear.

15.2	The Lessee will comply with the instructions of any authority, as it may be from time to time, in connection with the cleaning arrangements, manner of disposing trash, and maintaining the normalcy of the draining system and all other systems in the Leased Property.

15.3	The Lessee undertakes to maintain the cleanliness of the Leased Property and its surroundings, avoid the accumulation of trash and inflammable materials, prevent and dispose of odors, rust, and take any reasonable precaution to prevent fire.

15.3.1	For the removal of doubts, the Lessee declares it is aware that in its surroundings there are and/or there will be other leased properties and it must make sure to install devices and/or facilities and/or use means necessary to prevent the dispersal and/or odors and/or hazardous materials emanating from its business and which can cause a nuisance and/or pollute the other leased properties in the area.

15.3.2	The Lessee will refrain from creating any nuisance whatsoever, including noise, foul odors, and shocks which may disturb the Lessee’s neighboring leased properties.

In addition the Lessee undertakes to take all reasonable precaution to prevent fire.

15.4	The Lessee will notify the Lessor of any damage to the Leased Property or nuisance caused to the Leased Property or any other nuisance caused thereby, within 48 upon its discovery. Had the Lessee not provided notification as aforementioned, the Lessee will bear any additional cost caused to the Lessor as a result of the failure to provide notice to the Lessor on time.

15.5	The Lessee will ensure the normal maintenance of the Leased Property including all its systems, and will repair at its own cost any defect or malfunction to the Leased Property and/or its systems and/or any defect or malfunction creating a nuisance for the other leased properties in the area of the Leased Property, caused or created or discovered in the Leased Property or therefrom and in any part thereof due to an act or omission of the Lessee and/or its employees and/or visitors, or anyone on its behalf, including plumbing repairs and various other repairs, and thus upon its creation and/or discovery, except damages to the buildings’ envelope, the Leased Property’s envelope or the central systems of the buildings, i.e., systems installed beyond the external wall of the Leased Property’s envelope.

Without derogating from the generality of the aforementioned, it is clarified and agreed that any damage and/or malfunction including any defect and/or impairment in the Leased Property’s systems installed by the Lessor, such as the Leased Property’s infrastructure and facilities located beyond the outer wall of the Leased Property as well as structural damages of the Leased Property, shall be repaired within reasonable time from the date of occurrence of the aforementioned damage and/or impairment, in accordance with the severity of the impairment and/or damage at the own cost and the liability of the Lessor and/or by any other professional entity authorized for this purpose by the Lessor. If the damage or impairment as aforementioned require urgent repair but were not repaired by the Lessor or anyone on its behalf within 7 days from the date of receiving notice in writing sent to the Lessor by the Lessee, the Lessee may, and without derogating from his right to any other remedy or relief, repair the damage and/or impairment on its own and/or by any other entity authorized for this purpose by the Lessee, and the Lessor will repay to the Lessee all of the expenses of the repair immediately upon the Lessee’s written demand. It is agreed by the parties that the Lessor’s duty subject to this section will not apply to any damage and/or impairment of any kind which for any reason requires repair that continues for more than 14 days. In an event as aforementioned the Lessor will be required to begin acting to perform the repairs as aforementioned within 14 days upon receiving the notice in writing.

15.6	If the Lessee did not fulfill its undertakings or any thereof subject to section 15 or any subsections therein, or if the damage was not repaired to the satisfaction of the Lessor’s engineer, the Lessor may but is not obliged, after a notice of 7 days in advance, to perform the repairs on its own and all of the expenses of the repair will apply to the Lessee, who will be obligated to repay them to the Lessor immediately upon first demand plus Linkage Differentials to the index subject to section 11 above, and interest in arrears subject to section 22 below, calculated from the date of payment for the repair by the Lessor until full repayment de facto to the Lessor.

The Lessor’s bills for the rate of its expenses subject to this section shall constitute prima facie evidence for their veracity and validity, and the Lessee undertakes to pay them to the Lessor within 30 days from the date of the Lessor’s first demand.

15.7	The Lessee hereby grants its consent and full permission, that the representatives of the Lessor and/or the Primary Lessor, their workers and/or agents, will be entitled to enter the Leased Property with prior coordination with the Lessee and accompanied thereby at any reasonable time, in order to inspect the condition of the Leased Property, fulfillment of the Lessee’s undertakings subject to this Agreement, the Leased Property’s systems, equipment, and facilities, and to perform any repair and/or maintenance works which the Lessor must perform subject to the provisions of this Agreement and any law, technical or other arrangements, and the Lessor’s representatives will be entitled to enter the Leased Property in coordination with the Lessee in advance and accompanied thereby in order to show it to other potential lessees and thus during the final nine months of the Lease.

The abovementioned does not impose any duty on the Lessor beyond that which is stated in the other sections of this Agreement.

15.8	The Lessee will follow all of the instructions provided by the Lessor, the insurance company, and the instructions of any other authority related to protocols and procedures of fire extinguishing, fire prevention, civil protection, and safety, emanating from the Lessee’s activity in the Leased Property, and in addition the Lessee will take all reasonable precautions to prevent explosion and/or fire.

15.9	The Lessee undertakes to comply with all legal requirements including laws, regulations, orders, bylaws, or any other instruction by an authority pertaining to the operation of its business in the Leased Property and in connection with the maintenance of the Leased Property and the use thereof. The Lessee will be responsible as well to pay any fine imposed due to its failure to comply with requirements as aforementioned.

15.10	It is clarified that the provisions of section 15 herein shall apply both during the Permitted Access Period and the Lease Period.

16.	MAINTAINING THE LEASED PROPERTY

16.1	The Lessee shall bring into the Leased Property equipment which can cause damage to the Leased Property and will not overload on the floor of the Leased Property more than its intended load.

The permitted load for the office floors is 500 kg for each square meter.

The permitted load in the warehouse and parking lots is 250 kg for each square meter.

16.2	In any event of special or concentrated loads or placement of machines, the Lessee must submit a plan and receive the prior written consent of the Lessor’s engineer.

16.3	Without derogating from the instructions of any law and/or authority the Lessee undertakes to appoint for the entire Lease Period a supervisor for heat works, the responsibility of whom will be to approve in writing the performance of heat works in the Leased Property and confirm that all of provisions of section 16.5 below have been fulfilled, in any event of heat works in the Leased Property.

16.4	In this section, the terms “heat works” shall bear the following meaning: the performance of any works whatsoever which require welding, hard and soft soldering, work with a burner (such as cutting, tarring and sealing), drilling works, whetting, disc cutters, burning materials, and any work involving sparks or flames.

For the removal of doubts, it is hereby clarified that procedure specified hereunder does not apply in cases of heat works with hazardous containers such as petrol or gas containers, and in the event of works as aforementioned the Lessee must receive a specified procedure from the Lessor’s engineer.

16.5	In any event, in which heat works are performed in the Leased Property and/or its surroundings by the Lessee and/or anyone on its behalf not during its regular operations the Lessee undertakes to act as follows:

16.5.1	Before performing any heat works, the supervisor or a person appointed thereby shall examine the designated work area and ensure the removal of any inflammable materials up to a radius of at least 11 meters.

16.5.2	Fixed objects, which cannot be moved, must be covered with a non-flammable cover, such as an asbestos blanket or wet tarp cover.

16.5.3	Before performing the works, all openings and passages must be blocked.

16.5.4	Nearby the “heat works” workers a “fire observer” will be posted, equipped with a portable extinguisher suitable for the type of inflammables in the area. The fire observer will supervise the heat works the entire time and at least 30 minutes after they are done to ensure that no fire was created as a result of the works and this will be his exclusive assignment.

16.6	For the removal of doubts, it is hereby clarified that the abovementioned does not exempt the Lessee from the liability and/or duty to fulfill any other instruction of any person, entity or authority regarding heat works, and it will not have any claim and/or action in this matter against the Lessor. In addition the Lessee declares that it will be liable for any damage caused thereto, the Lessor and/or any third party whatsoever as a result of failure to comply with the abovementioned instructions regarding heat works.

16.7	It is clarified that the provisions of section 16 herein shall apply both during the Permitted Access Period and the Lease Period.

17.	SECURITIES AND GUARANTEES

17.1	To ensure the fulfillment of all of the Lessee’s undertakings subject to this Agreement, the Lessee will deliver to the Lessor at the time of signing this Agreement a financial bank guarantee, autonomous and unconditional, from an Israeli bank to the order of the Lessor according to the guarantee wording attached to this Agreement as Annex E, and thus in an amount equal to the Basic Lease Fees for 3 (three) lease months [calculated according to the lease price for the entire area (as of January 1, 2014)] plus VAT (NIS 813,152 including VAT). The guarantee will be linked to the Consumer Price Index as of the date of its issue, and it will be in effect for 12 months as of the date of its issue.

No later than 14 days before the beginning of each lease year, but no later than 14 days before the expiration of the guarantee, as the case may be, the guarantee will be extended for an additional year until the end of the Lease Period or the Opinion Period, as the case may be, plus 90 additional days after the end of the Lease or Option Period, as the case may be.

17.2	For the removal of doubt the parties agree that the extension of the guarantee’s validity on the dates specified above is one of the Lessee’s material undertakings subject to this Agreement, and if the guarantee is exercised by the Lessor, the Lessee will be required to provide to the Lessor a new guarantee in lieu of the guarantee exercised as aforementioned within 10 days from the date of receiving notice regarding the exercise of the guarantee.

17.3	At the end of the Lease Period and upon delivering the Leased Property to the Lessor, the Lessee will be required to provide to the Lessor confirmations regarding the clearing of all payments applicable thereto, which were paid thereby until the date of vacating the Leased Property and its return to the Lessor and/or with regard to the Lease Period.

17.4	All securities given to the Lessor subject to this Agreement, including the bank guarantee, shall be returned to the Lessee within 60 days from the end of the Lease Period or the Option Period as the case may be, subject to the fulfillment of the Lessee’s undertakings subject to this Agreement.

18.	USE OF OTHER AREAS BEYOND THE LEASED PROPERTY

18.1	The Lessee will have no claim towards the Lessor or Primary Lessor in the event of reducing the public areas in the buildings as a result of a change in planning or as a result of the decisions or demands of the authorities, or any other reason.

18.2	The Lessee will be entitled to use the sidewalks, roads, stairwells, public areas, buildings or any other area beyond the Leased Property; however, it is clarified that this use is not unique to the Lessee and it does not grant the Lessee any rights in said areas.

The internal road at the front of the Leased Property is not intended for any use besides the passage of vehicles and unloading passengers.

19.	ELECTRICITY; WATER; CHANNELING

19.1	Without derogating from anything stated in this Agreement, the Lessee approves it is aware that installing the water within the Leased Property and connecting the Leased Property to the water network is conditioned upon entering into an agreement between the Lessee and the local authority or management company, with regard to installing meters in the Leased Property, and any payment in connection thereto are applicable to the Lessee. For the removal of doubts, it is hereby clarified that in the Leased Property there are an electricity meter and water meter and the Lessee will not be responsible for their installation or the maintenance of said meters. The Lessee undertakes to bear the payments of water consumption in the Leased Property and pay them by bank transfer to the Lessor’s Bank Account no later than 14 days from the date of Lessor’s demand or management company’s demand that they be paid.

In addition the Lessee approves that the installation of electricity systems in the Leased Property and connecting the Leased Property to the electrical grid is conditioned upon entering into an agreement between the Lessee and the management company, with regard to the installation of meters, and any payment in connection thereto are applicable to the Lessee.

19.2	The Lessee agrees that failure to connect the Leased Property to the electrical grid as stated in Annex D and/or to the water network will not derogate from its undertakings subject to this Agreement, and will not constitute cause of action for damages from the Lessor, as long as the Primary Lessor supplies to the Leased Property electricity and water as a substitute and on a regular basis which fulfills all its needs until the Leased Property is connected to the water and electricity networks subject to Annex D.

Subject to the Lessor’s duty to provide electricity as specified above, it is agreed that the Primary Lessor alone will have the right to stop the supply of electricity to the building in bulk, and ensure the connection if the Leased Property to the general electricity grid of the Israel Electric Corporation, and the Lessee will have no claim towards the Lessor in this matter.

19.2.1	Notwithstanding the abovementioned in section 19.1 above, the Lessee undertakes and approves that it was notified that the Primary Lessor will be entitled to install in the building a central water hydrant through which the entire water supply for the leased properties in the building will run. In such an event the Lessee undertakes to pay to the Lessor or anyone on its behalf on account of the water consumption of the Leased Property subject to the rates of the local authority immediately upon receiving a demand from the Lessor.

19.3	The Lessee declares and agrees that it was notified that all electricity services to the Building and the Leased Property will be supplied by the Primary Lessor and/or anyone on its behalf in bulk, and no electricity services will be provided to the building and/or the Leased Property by the Israel Electric Corporation.

19.3.1	The Lessee undertakes to pay to the Lessor and/or anyone on its behalf its share in the electricity expenses of the Leased Property all as specified in Annex D to this Agreement, the electricity schedule, as well as its share in the electricity expenses for running the A/C system in the Leased Property in accordance with the relative share of the Leased Property’s area in the building. It is agreed that the Lessee will not be charged for rates which exceed the rates of the Israel Electric Corporation according to the low voltage time and load rate.

19.3.2	The Lessee undertakes to sign with the Primary Lessor and/or anyone on its behalf the electricity agreement Annex D and bear all payments for electricity services for the Leased Property only, as specified in Annex D. In any event, the Lessee confirms that the provisions of Annex D containing all of the provisions specified in this section, shall apply to the lease relationship subject matter of this Agreement whether the Lessee signs the Agreement or not.

19.3.3	Without derogating from the generality of the aforementioned, the Lessee’s duty of payment, subject to the provisions of the electricity agreement, Annex D, and the duty to pay the electricity for the A/C as stated in section 19.3.1 above, are identical to the duty to pay the Lease Fees and the provisions of the electricity agreement shall be deemed same as the provisions of this agreement, whereas the breach thereof grants the Lessor all remedies specified in this Agreement. For the removal of doubts, the provisions of sections 11, 21.4 and 22 to this Agreement shall apply to the Lessee’s undertakings subject to the electricity agreement, and thus without derogating from any other remedy owing to the Primary Lessor subject to the electricity agreement.

19.4	The Lessee undertakes to reasonably prevent clogs or defects to the Leased Property’s sewage network as a result of its use or spilling from its operations, and bear the repair expenses or the expenses of replacing this network, as long as these were caused as a direct result of an act of the Lessee and/or anyone on its behalf.

19.5	The Lessee will not install signposts outside the Leased Property or on the Leased Property.

20.	PROVIDING SERVICES AND SHARED FACILITIES

20.1	The Lessee will be entitled to use the shared facilities in the area of the Leased Property, solely for the purpose for which it was designated and all subject to the instructions of the Lessor and/or the management company.

20.2	Omitted.

20.3	The Lessee declares and agrees that it was notified that for the purpose of maintaining the Leased Property, other leased properties in its surroundings and the shares services for all leased properties including public areas, such as: external walls, public restrooms, yard, security rooms, and the facilities in the building, the Primary Lessor will provide maintenance and management services directly and/or through subcontractors and/or through a services company (hereinafter referred to as: the “Management Company”).

For the purpose of this chapter: main systems including the A/C system, elevators, distribution boards, plumbing, lighting, water, sewage and channeling systems, fire extinguishing, emergency generator, smoke detection, PA system, and control systems.

In addition the Lessee was notified that the Primary Lessor is entitled to deliver the management of the parking lot to an additional entity hereinafter referred to as: the “Parking Lot Management Company”.

20.4	The Lessee undertakes to sign the management agreement with the Primary Lessor and/or the Management Company and the Parking Lot Agreement with the Lessor and/or the Management Company and/or the Parking Lot Management Company, according to the draft of the agreement under Annex C and bear all payments for the management services as stated in this section above and below, and for parking services as stipulated by the provisions of the Agreement and the Parking Lot Management Agreement

In any event the Lessee approves that the provisions of the Management Agreement containing all of the provisions specified above, the Parking Lot Management Agreement will apply to the lease relationship subject matter of this Agreement whether the Lessee signs the agreement or not.

The parties agree that the management and maintenance fees paid by the Lessee to the Lessor and/or the Management Company subject to the provisions of this Agreement, will be determined according to the cost of each expense as defined below, plus 15% and according to the relative share of the Leased Property in the total area of the building, and in any event the management and maintenance fees for each 1 square meter of the area of the Leased Property will not be higher than management and maintenance fees charged by the Lessor from a similar lessee in the building (thus except for supplements for specific services provided to the Lessee). The Lessee undertakes to pay the management fees as aforementioned as of the date of commencement of the Lease Period by bank transfer to the Lessor’s Bank Account and thus within 14 days upon receiving a demand to pay the management fees from the Lessor. Payment of the parking lot management fees are included in the abovementioned Parking Fees. Notwithstanding the abovementioned, management fees for the storage areas will be NIS 5 per square meter per month, and the management fees for the balcony will be NIS 0 for each square meter.

20.4.1	The management and maintenance fees will include, inter alia, expenses for operating an information center, reception, doorman services (without security or guarding services) at the entrance to the buildings, cleaning and gardening services, examination and repair services for the systems mentioned above, water and electricity supply to the public areas, insurance for the public areas including breakage insurance, as well as expenses for any other service required subject to the opinion of the Lessor and/or the Management Company (hereinafter referred to as: the “Services”). The Lessor and/or the Management Company undertake to provide to the Lessee these Services at a high standard similar to the level of services provided by the Management Company in similar class A buildings, for the entire Lease Period.

For the specific service granted to the Lessee and/or the Leased Property, by the Management Company, the Lessee will pay an extra amount to the management and maintenance fees, as agreed upon in writing and in advance by the parties.

20.5	Without derogating from the generality of the aforementioned the Lessee’s obligation to pay the management and maintenance fees subject to the provisions of this section above and the parking fees subject to the provisions of this Agreement and the provisions of the parking lot management agreement under Annex C are deemed the same as the duty to pay the Lease Fees and the provisions of the parking lot agreement as the same as the provisions of this Agreement, whereas the breach thereof awards the Lessor all remedies specified in this Agreement, without derogating from any remedy owing to the Management Company and/or the Parking Lot Management Company subject to the parking lot management agreement and/or subject to any law.

20.6	In the event of providing Services as aforementioned by the Management Company and/or the Parking lot Management Company the term “Primary Lessor” in this section shall mean the Primary Lessor and/or the Management Company and/or the Parking lot Management Company.

20.7	The parties agree that the A/C supply to the Leased Property will be done Sun – Thu between 7 am and 10 pm, on Fridays and holiday eves between 7 am and 4 pm (hereinafter referred to as: the “Regular Business Hours”), except for A/C supply 24 hours a day to certain areas in the Leased Property, as agreed upon by the parties subject to the approval of the Primary Lessor.

21.	TAXES LEVIES AND MANDATORY PAYMENTS

21.1	All taxes, property taxes, payments, fees and levies of all kinds (hereinafter referred to as: the “Taxes”), whether municipal governmental or other, imposed or that will be imposed in the future on or in connection with the Leased Property or in connection with the management of the Lessee’s business in the Leased Property during the Permitted Access Period and the Lease Period or in connection thereto, applicable to the Lessee and/or the possessor of the Leased Property, shall apply to the Lessee and be paid thereby as of the Possession Delivery Date as defined above. Immediately after signing this Agreement, the Lessee must organize the tax payments applicable to Leased Property 1 as of August 1, 2013 and the tax payments applicable to Leased Property 2 as of January 1, 2014 subject to this section with the Herzliya municipality.

Notwithstanding the abovementioned, Taxes and/or levies applicable by law to the owners of the Leased Property and levies and/or fees imposed due to development works as well as leasing fees and betterment levies imposed on the Leased Property shall apply to the Lessor.

Municipal property taxes imposed due to the Leased Property shall apply in any event to the Lessee and shall be paid by the Lessee, and thus even if the law determines that the tax must be paid by the Lessor and/or the owner of the real estate. It is hereby clarified that during period of performing the Adjustment Works, the Lessee will pay the property taxes applicable to the Leased Property except if the Lessee receives a legal exemption from the aforementioned payment since the Leased Property is an empty asset or an asset under renovation (the Lessee will be entitled to submit to the Herzliya Municipality an application as aforementioned and the Lessor will cooperate therewith in this matter).

21.2	The abovementioned does not impose duty on the Lessee to pay income tax, capital gains tax, land betterment tax, estate tax, etc. applicable to the Lessor.

21.3	VAT imposed on the Lessor or Lessee for this Lease shall apply to the Lessee alone and be paid thereby against the issuing of an appropriate tax invoice.

21.4	Any payment paid to the Lessor by the Lessee subject to this Agreement owing VAT subject to any law will be paid plus VAT according to the rate stipulated by law on the date of payment against a legal invoice.

22.	INTEREST IN ARREARS

22.1	Without derogating from the generality of the Lessor’s rights subject to this Agreement, or subject to the law, in any event in which the Lessee is late to make any payment payable to the Lessor, subject to this Agreement, the Lessee will be required to pay to the Lessor the sum in arrears plus interest according to the maximal rate used at the time by Israel Discount Bank Ltd., central branch Haifa, for an overdraft debit account (hereinafter referred to as: the “Interest”) or legal interest and Linkage Differentials thereon, all according to the highest sum and subject to the Lessor’s choice, and thus from the fourth late day until the date of payment de facto.

22.2	The order and manner of crediting the payments paid by the Lessee will be determined by the Lessor subject to its discretion.

23.	LEASED PROPERTY RENDERED UNUSABLE

If the Leased Property should be damaged in full or in a manner which does not allow the continued reasonable use thereof by the Lessee in accordance with the Purpose of the Lease, or if the ability to benefit from the Leased Property is revoked in full or in a manner which does not allow the continued reasonable use thereof by the Lessee in accordance with the Purpose of the Lease (hereinafter referred to as: the “Event”), this Agreement shall end and be considered revoked, the Lessor will repay to the Lessee the Lease Fees and/or payments and/or securities received in advance for the period following the Event, and thus according to the sum paid de facto, without additional linkage, and without any party having a torts cause of action towards the other party, including, but not limited to, a damages claim.

24.	LIABILITY AND INSURANCE

24.1	The Lessor, including according to its definition in section 20.6 above, shall not bear any liability whatsoever or any duty of any kind, with regard to any physical damage and/or loss and/or property damage of any kind (directly or indirectly) caused to the Lessee and/or its employees and/or those employed thereby and/or its agents and/or its clients and/or visitors and/or guests and/or any other person found in the Leased Property or any other area held by the Lessee, and/or to any property whatsoever of the Lessee and/or physical or property damage caused to the Lessee’s neighbors, except for damages caused due to the negligence of the Lessor or the Management Company or anyone on their behalf.

The Lessee takes full liability for any damage of the damages specified above except for damages caused as a result of an act or omission of the Lessor or the Management Company or anyone on their behalf, and undertakes to compensate and indemnify the Lessor against any damages it might be ordered to pay or is forced to pay following this type of damage and against any expense of the Lessor in connection with any damage as abovementioned and thus subject to the requirement that the Lessor notified the Lessee of any claim and/or damage as aforementioned and allowed the Lessee to defend itself against the claims made in this matter. The abovementioned shall apply as well in the event of a settlement between the Lessor and the Plaintiff, provided that the Lessee’s consent therefore was given in advance. The Lessee will not express an objection except for reasonable grounds.

24.2	The Lessee undertakes to fulfill all of the provisions of the insurance schedule under Annex B attached hereto and constituting an integral part of this Agreement, and bear the payment for the insurance of the building as specified in section 24.14 to Annex B.

24.3	The payments specified in section 24.14 to Annex B shall be considered Lease Fees for all intents and purposes.

24.4	It is clarified that the provisions of section 24 herein shall apply both during the Permitted Access Period and the Lease Period.

25.	BREACH OF CONTACT AND TERMINATION THEREOF

25.1	Cancelled.

25.2	Without derogating from the provisions of any law, each of the following actions or omissions shall be considered a material breach of the contract by the Lessee provided that it was not remedied after receiving notice in writing 14 days in advance from the Lessor:

25.2.1	Use of the Leased Property for a purpose other than the Purpose of the Lease mentioned above;

25.2.2	Transfer of Lessee’s rights in the Leased Property to another, contrary to the provisions of section 13 above.;

25.2.3	Breach of the Lessee’s warranties subject to this Agreement;

25.2.4	Failure to pay the Lease Fees and/or management and maintenance fees and/or parking lot fees and/or payment made by the Lessor in lieu of the Lessee on the date of payment failure to deliver and/or failure to renew the bank guarantee, subject to this Agreement and/or its annexes;

25.2.5	Issue of a receiving order, or liquidation order, or appointment of a receiver for all or the substantial share of the Lessee’s assets, which is not revoked within 90 days upon its issue;

25.2.6	Failure to remove a nuisance, for which a legal order was given that it be removed;

25.2.7	Failure to return possession on the Leased Property at the time and in the manner specified in section 26 below;

25.2.8	Cancelled;

25.2.9	Actions contrary to the provisions of sections 14, 15, and 16 above;

25.2.10	Failure to pay for Services given to the Leased Property subject to the Management Agreement and/or the Parking lot Management Agreement and/or the Electricity Agreement.

25.3	The parties agree that any of the actions or omissions specified hereunder shall be considered material breach of the contract by the Lessor:

25.3.1	Breach of the Lessor’s warranties specified in this Agreement above;

25.3.2	Transfer of the Leased Property contrary to the provisions of section 13.3;

25.3.3	Failure to supply electricity to the Leased Property in bulk or in an alternative manner, all subject to the provisions of the electricity schedule;

25.3.4	Preventing reasonable access to the Leased Property 24 hours a day, 7 days a week throughout the entire year, except for Yom Kippur;

25.3.5	Failure to provide maintenance and management services.

25.4	If any of the parties breached any of the material terms above, and the breach was not remedied within 14 days upon the date of receiving notice by the party in breach, the damaged party will be entitled to terminate this Agreement and this Agreement shall be considered void as of the date stated in the notice from the damaged party.

25.5	If any of the parties should announce the termination of the Agreement, the Lessee will vacate the Leased Property and return possession therein to the Lessor, whereas the Leased Property is free and empty of any possessor and object, within 30 days upon receiving notice regarding termination of this Agreement, and will compensate the Lessor for any damage caused thereto.

25.6	The provisions of this section herein shall not derogate from any other rights of any of the parties subject to this Agreement or any law.

25.7	Any lack of action and/or reaction and/or use of a remedy subject to this section, by any of the parties, shall not be construed in any way or form as a waiver on its part of its rights subject to this Agreement with regard to an ongoing or additional breach by the other party, unless any of the parties waives its aforementioned rights explicitly and in writing.

26.	VACATING

26.1	The Lessee will vacate the Leased Property at the end of the Lease Period or the Option Period, as the case may be, or at any time in which the Lease reaches its end subject to this agreement and return it to the Lessor whereas it is empty of any person or object subject to the content of this section. In any event in which the Lessee must vacate the Leased Property subject to this Agreement, it must return it to the Lessor while it is completely clear, in good condition fit for immediate use and in accordance with the provisions of sections 6.3, 14.1 and 14.2, to the satisfaction of the Lessor’s engineer and subject to reasonable wear and tear.

26.2	If the Lessee fails to vacate the Leased Property as stated in subsection 1 above and in section 25.4 above, the Lessee will pay to the Lessor liquidated damages previously estimated at a rate equal to 200% of the Basic Lease Fees for each late month, and an additional relative rate for the additional late days and thus plus Linkage Differentials between the Basic Index and the index last published before payment de facto. In addition thereto, the Lessee will pay to the Lessor any damage or loss caused to the Lessor or a third party as a result of the delay in vacating the Leased Property and leasing it to a new lessee by the Lessor.

27.	LEGAL EXPENSES

It is hereby agreed and warranted by the parties that if the Lessee fails to vacate the Leased Property at the end of the Lease Period or after receiving notice regarding the termination of the Lease subject to the provisions of this Agreement herein or in any case in which the Lessee breaches any provision of the provisions of this Agreement the Lessee will bear, in addition to any remedies stipulated in this Agreement or by law, all expenses of the Lessor in connection with the legal handling in connection with any hearing or legal action or any action at the Execution Office including the Lessor’s reasonable legal fees, all subject to the decision of a court and/or any other judicial entity.

28.	AMENDMENT OF THE CONTRACT

Any change and/or amendment to this contract shall be done only in an explicit document in writing signed by the parties to this Agreement.

29.	DEVIATION

The consent of a party to this Agreement to deviate from its terms in a certain case or in a series of events shall not constitute a precedent and shall not be repeated for the same case or any other event in the future.

30.	NOTICES AND WARNINGS

30.1	Any notice and warning sent by one party to another in connection with this Agreement shall be sent via registered mail, or delivered in person, according to the addresses of the parties stated in the preamble to this Agreement (or any other address for which a notice in writing is given) and such notice or warning as aforementioned shall be deemed delivered upon their delivery de facto whether delivered in person, or posted with the Israel Postal Company, seventy two hours after they were deposited in the mail whereas the postage fees are fully prepaid.

30.2	The addresses of the parties are as specified in the preamble to this Agreement.

31.	ADDITIONAL MEASURES

The parties will take any additional measures (including signing additional documents) required for the execution of the Agreement according to its spirit and language.

32.	GENERAL

32.1	Any waiver, neglect, disregard, or failure to take legal measures or late exercise of rights by the Lessor or the Lessee in a certain case shall not be considered in any way a waiver, consent or admission on their behalf. The Lessor or Lessee will be entitled at any time to exercise any of their rights subject to this Agreement or subject to the law, at any time they deem necessary despite previous waivers, discounts or neglects.

32.2	For the purpose of this Lease Agreement, including all its annexes and all that arises therefrom, including an action due to the breach thereof, both parties have determined that the competent court in the city of Tel Aviv shall have exclusive and sole jurisdiction, and not any other court.

32.3	Any notice subject to this agreement shall be granted, in the absence of any other stipulation in this Agreement, in writing seven business days in advance.

32.4	Notwithstanding the abovementioned in this Agreement, the Lessor may subject to its sole discretion order the Sublessee to pay directly to the Primary Lessor the payments for parking, electricity, management fees and/or any other debt for which a demand of payment is issued by the Primary Lessor to the Lessee, except Lease Fees which shall be paid directly to the Lessor and to the Lessor alone. The Sublessee agrees to sign the management agreement with the Primary Lessor within a reasonable period after signing this Agreement, provided that the management agreement is based on terms similar in nature to the terms appearing in this Agreement in addition to the bank guarantee in favor of the Primary Lessor in the sum of 3 months of management fees (plus VAT).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement:

/s/Varonis System Ltd.	/s/ Wintegra Ltd.
Lessee	Lessor

ANNEX “B”

INSURANCE SCHEDULE

24.	INSURANCE

24.1	Without derogating from the Lessee’s liability subject to any law and/or subject to the content of this Agreement, before the Possession Delivery Date and/or before the date of commencement of any works in the Leased Property by the Lessee and/or anyone on its behalf and/or therefore – according to the earlier of the two dates – the Lessee undertakes to take out and fulfill “Works in Progress Insurance” (as specified in this section hereunder) in connection with any work performed thereby and/or on its behalf and/or therefore in the Leased Property and for any investment in the Leased Property including equipment, systems and machines used for the Lessee’s business as well as repairs, renovations, improvements, changes, and supplements to the Leased Property.

The Works in Progress Insurance will be taken out in the name of the Lessee, contractors and subcontractors, the Lessor and Management Company will continue until the works are fully completed plus a maintenance period of 12 months, and will include the following insurance chapters:

24.1.1	Chapter 1 – all risks insurance insuring the full value of all works performed by the Lessee as well as repairs, renovations, changes, and supplements made in the Leased Property. The Chapter will include an explicit extension regarding property being worked on and/or nearby property with Limits of Liability no less than 10% of the works value minimum USD 50,000 maximum USD 250,000 (two hundred and fifty thousand U.S. dollars) per event. For the removal of doubts, it will be explicitly noted that this extension shall not derogate from the insurer’s duty to indemnify any of the individuals insured by the third party liability insurance as stated in section 24.1.2 below for its liability due to damage caused to worked on property or nearby property as aforementioned.

24.1.2

Chapter 2 – third party liability insurance for liability arising from the works with a Limits of Liability of no less than USD 1,000,000 (one million U.S. dollars) per event and in total for the insurance period, whereas the insurance does not include any limitation

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regarding liability arising from – fire, explosion, panic, lifting devices, loading and unloading, faulty sanitary facilities, poisoning, anything hazardous in food or beverage, strike, stoppage, and claims on behalf of the National Insurance Institute. This chapter will include a cross liability clause, according to which the insurance will be considered as if it were taken out separately for each of the insured individuals. In addition, it shall be explicitly noted and for the removal of any doubts, that the property of the Lessor and/or Management Company shall be considered third party property except if it can be insured subject to chapter A.

24.1.3	Chapter 3 – employer’s liability insurance for liability towards all those employed to perform the works with a Limits of Liability no less than USD 5,000,000 (five million U.S. Dollars) per claimant, per event and in total for the insurance period.

This chapter will not include any limitation regarding works in height or depth and work hours.

The Works in Progress insurance will include an explicit condition according to which it supersedes any insurance taken out by the Lessor and/or the Management Company, and the insurer waives any claim and/or demand regarding the inclusion of the Lessor’s and/or Management Company’s insurances. In addition, the insurer will undertake that the policy will not be reduced and will not be revoked, unless a written notice is sent to the Lessor via registered mail, at least 30 days in advance.

In addition it will be stated in the Work in Progress insurance that other works of any kind performed at the building not included in the works performed by and/or on behalf of the Lessee will not derogate from the scope of insurance coverage thereby.

24.2

Without requiring any demand or request from the Lessor, the Lessee undertakes to provide to the Lessor no later than the Possession Delivery Date of the Leased Property or the date of commencement of any works in the Leased Property (according to the earlier of the two dates) the Lessee’s insurances, which shall be proved by an insurance certificate. The Lessee undertakes it is aware that providing an insurance certificate is the preliminary suspending condition for the

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performance of the works in the Leased Property and/or delivery of possession in the Leased Property, and the Lessor will be entitled to prevent the Lessee from performing works in the Leased Property and/or delivering possession in the Leased Property in the event that an insurance certificate as aforementioned was not provided before the aforementioned date.

24.3	Without derogating from the Lessee’s liability subject to any law and/or subject to this Agreement, before the date of opening the Lessee’s business in the Leased Property or before the date of entering any assets into the Leased Property (except assets included in the insured works subject to section 24.1 above) – or before entering the Leased Property as specified in section 5.1 to the Lease Agreement, whichever date comes earlier – the Lessee undertakes to take out and maintain for the duration of this agreement, at its own cost, the insurances specified in this section hereunder (hereinafter referred to as: the “Leased Property Insurances”) with a legally licensed insurance company.

24.3.1	Insurance for the content of the Leased Property, equipment serving the Leased Property, owned and/or subject to the liability of the Lessee, located within the Leased Property and/or outside the Leased Property within the building perimeter. And in addition any change, improvement, renovations, and supplement to the Leased Property done and/or that will be done by the Lessee and/or therefore, as well as furniture, equipment, facilities and inventories of any kind or type whatsoever, at full reinstatement value, against loss or damage due to fire, smoke, lightning, explosion, earthquake, riots, strikes, malicious damage, storm, tempest, flood, liquids damage and eruption, accidental impact, aircraft impact, and burglary (hereinafter referred to as: “Extended Fire Risks”).

24.3.2	Consequential loss insurance caused to the Lessee due to damage to the Leased Property building and/or its content and/or prevented access to the building and its facilities due to extended fire risks, and thus for adequate insurance sums and for an insurance period of 6 months.

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The insurances specified in sections 24.3.1 – 24.3.2 will include an explicit condition, according to which the insurer waives any right of subrogation towards the Lessor and the Management Company their employees and officers, contractors and their representatives as well as against the other lessees and/or tenants at the Gav Yam Center, whose insurances include a similar clause regarding waiver of subrogation towards the Lessee, provided that the aforementioned regarding waiver of subrogation does not apply to a person who caused the damage with malicious intent.

24.3.3	Third party liability insurance for any loss or damage caused to the person and/or property of any person and/or legal entity, and without derogating from the generality of the aforementioned including loss or damage to the Lessor, the Management Company, its employee, lessees, and other tenants in the building and the visitors of the building, with Limits of Liability no less than USD 2,000,000 (two million U.S. dollars) per event and in total for the insurance period. This insurance will not be subject to any restriction regarding liability emanating from fire, explosion, panic, lifting devices, loading and unloading, faulty sanitary facilities, poisoning, anything hazardous in food or beverage, strike, stoppage, and claims on behalf of the National Insurance Institute. The insurance will be extended to indemnify the Lessor and/or Management Company for their liability for the actions and/or omissions of the Lessee and those acting on its behalf, and thus subject to a cross liability clause, according to which the insurance will be considered as if take out separately for each of the individuals insured.

24.3.4	Employer’s liability insurance for Lessee’s liability towards any of its employees employed thereby with Limits of Liability no less than USD 5,000,000 (five million U.S. dollars), per claimant, per event and in total for the insurance period.

This insurance will not include any restriction regarding works in height or depth and work hours. The insurance will be extended to indemnify the Lessor and/or Management Company if they are considered to be the employers or any of the Lessee’s employees.

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The insurances of the Leased Property will include an explicit condition, according to which they supersede any insurance taken out by the Lessor and/or the Management Company, and the insurer waives any claim and/or demand regarding the inclusion of the Lessor’s and/or Management Company’s insurances. In addition, the insurer will undertake that the policy will not be reduced and will not be revoked during the insurance period, unless a written notice is sent to the Lessor via mail, at least 30 days in advance.

24.4	The Lessee undertakes to update the insurance amount of the insurance taken out subject to section 24.3.1 above, from time to time, so that it always reflects the full reinstatement value of the property insured thereby.

24.5	The Lessee declares that it will have no claim and/or demand and/or action against the Lessor and/or the Management Company, their employees, officers, contractors, and their representatives, or against other lessees and/or tenants at Gav Yam Center, whose lease agreements or agreements granting them rights in the Gav Yam Center include a similar clause in favor of the Lessee, for damage for which it is entitled to indemnity or for which it would have been entitled to indemnity if not for the deductible stated in the policy subject to the insurance taken out according to sections 24.1.1, 24.3.1, and 24.3.2 above, and it hereby exempts the Lessor, the Management Company, their employees, officers, contractors, and representatives, as well as the other lessees and/or tenants at Gav Yam Center whose lease agreements or other agreements granting them rights in the Gav Tam Center include a similar clause in favor of the Lessee, from any liability for damage as aforementioned. The content of this section adds (and does not derogate) to any other provision in this Agreement regarding exempting the Lessor and/or Management Company from liability.

24.6	Without requiring any demand by the Lessor, the Lessee undertakes to provide the Lessee’s insurances, proven with an insurance certificate, to the Lessor, no later than on the date of opening the Lessee’s business in the Leased Property or before the date of entering any assets to the Leased Property except for assets which are included in the insured works subject to section 24.1 above—or before entering the Leased Property as specified in section 5.1 to the Agreement, according to the earliest of the dates. The Lessee declares that it is aware that providing the insurance certificate as aforementioned is a preliminary suspending condition for the opening of the Lessee’s business in the Leased Property and/or entering any assets into the Leased Property except for assets included in the insured works subject to section 24.1 above) and the Lessor will be entitled to prevent the Lessee from opening its business in the Leased Property and/or from entering assets as aforementioned in the event that the insurance certificate as aforementioned was not provided before the date specified above.

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24.7	For the removal of doubts, it is hereby clarified that failure to provide insurance certificates on time as specified in sections 24.2 and 24.6 above will not derogate from the Lessee’s undertakings subject to this agreement, including and without derogating from the generality of the aforementioned, any duty of payment applicable to the Lessee, and the Lessee undertakes to fulfill all of its undertakings subject to this Agreement even if it is not able to perform works and/or receive possession in the Leased Property and/or enter assets into the Leased Property and/or open its business in the Leased Property due to failure to present the certificates on time.

24.8	The Lessee undertakes to fulfill all of the terms of the policies, to pay the premium and renew the insurance policies of the Leased Property from time to time as necessary so that they are valid throughout the entire duration of the Lease.

24.9	Prior to the end date of the insurances of the Leased Property, the Lessee undertakes to deposit with the Lessor an insurance certificate as stated in section 24.6 above denoting the extension of their validity for an additional year. The Lessee undertakes to continue to deposit the insurance certificate on the stated dates each insurance year and as long as this Agreement is in effect.

24.10	The Lessor may examine the insurance certificates provided by the Lessee as abovementioned. The Lessee undertakes and declares that the Lessor’s right of inspection in connection with the insurance certificates and its right to order the amendment of the insurances specified above, does not impose on the Lessor or anyone on its behalf any duty or liability whatsoever regarding the insurance certificates and the insurances as aforementioned, the quality, scope and validity or lack thereof, and it does not derogate from any duty whatsoever imposed on the Lessee subject to this Agreement.

24.11	If the Lessee believes that there is a need for additional / supplementary insurances beyond the insurances mentioned in section 24.1 and 24.3 above, the Lessee undertakes to take out the additional / supplementary insurances, and undertakes to procure that each additional / supplementary insurance taken out beyond that which is specified above will include a waiver of the right of subrogation towards the Lessor and/or the Management Company, their employees, officers, contractors and representatives.

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24.12	The Lessee undertakes to make every reasonable effort so as to refrain from performing and/or from allowing another to perform any act or omission in the Leased Property and/or the Gav Yam Center, which may cause an explosion and/or fire and/or which may increase the insurance expenses applicable to the Lessor and/or the Management Company for the insurance of Gav Yam Center and its systems.

24.13	In addition, and without derogating from anything stated in this Agreement above, at any stage of executing the Agreement the Lessee undertakes to fulfill all of the requirements of the provisions of the National Insurance Institute Law, and all orders, and especially however without derogating from the generality of the aforementioned, in a manner so that all of its employees, including those employed accidentally or temporarily, will at all times and during the entire Period of the Agreement be entitled to all rights subject to the abovementioned Law.

24.14	Without derogating from the Lessor’s liability subject to this Agreement and any law, the Lessor undertakes, on its own or through the Management Company, to take out and maintain throughout the entire Lease Period the following insurances (hereinafter referred to as: the “Building Insurances”) with a duly licensed insurance company.

24.14.1	Building Structure Insurance including all systems and attachments, inter alia, including the structure of the Leased Property, explicitly excluding any change, improvement, renovation, and supplement to the Leased Property done and/or which will be done by the Lessee and/or therefore, at reinstatement value, against loss or damage due to extended fire risks and any additional reasonable risk required in the Lessor’s opinion. The insurance will include an explicit condition according to which the insurer waives any right of subrogation towards he Lessee, its employees and officers, contractors and representatives, provided that the aforementioned regarding right of subrogation does not apply to a person who had caused the damage with malicious intent.

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In addition it is explicitly agreed that the insured’s waiver as aforementioned of the right of subrogation towards the Lessee will apply, provided that the Lessee’s insurances as aforementioned in sections 24.3.1 and 24.3.2 included a clause, according to which the insurer waives its right of subrogation towards the Lessor and the Management Company, their employees, officers, contractors and representatives.

The Lessee undertakes to pay to the Lessor the relative share of the premium for the Building Insurances within 30 days upon receiving the Lessor’s demand therefore. The rate of the Lessee’s relative share in the premium will be determined in accordance with the ratio between the area of the Leased Property and the area of the entire building.

24.14.2	Insurance against loss of Lease Fees and/or management expenses incurred by the Lessor as a result of damage caused to the building and/or the Leased Property due to the destruction of the building and/or the Leased Property due to extended fire risks. The insurance will include an explicit condition, according to which the insurer waives the right of subrogation towards the Lessee, its employees, officers, contractor and representatives, provided that the aforementioned regarding waiver of the right of subrogation does not apply to a person who caused the damage with malicious intent. In addition, the Lessee will be exempt from paying Lease Fees and/or Management Fees in those cases, for the same period and in the same measure in which the Lessor and Management Company would be entitled to payment of Lease Fees and Management Fees subject to the insurance as aforementioned.

The Lessee undertakes to pay to the Lessor the relative share of the premium for the insurance as aforementioned within 30 days upon receiving a demand from the Lessor. The rate of the Lessee’s relative share in the premium shall be determined subject to the ratio between the Lease Fees and annual management expenses paid by the Lessee and the Lease Fees and Management Fees insured by the policy.

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The below certificates were translated from Hebrew. The translation does not use accurate terminology in insurance. It should be clarified that insurers may have some comments on the translated wording.

Confirmation of Construction All Risks works insurance

To

Bayside Land Corporation Ltd. and Wintegra Ltd.

(Hereinafter: the “lessor”)

Dear Sir,

Re: Confirmation of insurance according to the agreement dated

For the lease of areas in structures 1 and 2 located at 11, Shenkar Street in Herzelia

Pituach (hereinafter accordingly: the “leased areas” and the “building”) in the project known as “Gav-Yam Center” (hereinafter: “Gav-Yam Center”)

Between you and                  (hereinafter: the “lessee”)

We hereby confirm that commencing              we have set out in the name of the lessor, the management company as defined in the above agreement, the lessee, contractors and sub-contractors, a Construction All Risks insurance that includes the chapters detailed hereunder whereas the extent of the insurance coverage according to it shall not be less than the coverage according to the policies known as “Bit” at a version customary at the time of the commencement of the insurance period.

1.	Chapter 1 – all risk insurance which insures the reinstatement value of all of the works executed by the lessee and repairs, renovations, improvements, changes and additions executed in the leased areas. This chapter shall include a provision regarding waiver of subrogation towards the other lessees and tenants at the Gav-Yam Center that hold insurance policies including a corresponding clause regarding waiver of subrogation towards the lessee, providing the waiver of subrogation right does not apply to the benefit of the person who caused the damage maliciously.

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The chapter includes an explicit extension regarding property being worked upon and/or nearby property, within the liability limit of no less than 10% of total works value minimum $50,000 max. $200,000 per occurrence.

2.	Chapter 2 – third party insurance liability for liability arising from the works, within the liability limit of $2,000,000 (two million US dollars) per occurrence and in the annual aggregate, whereas the insurance does not include any limitations regarding liability deriving from fire, explosion, panic, lifting devices, unloading and loading, defective sanitary installations, poisoning, anything harmful in food or beverages, tremors and support weakening (up to $250,000), strikes or shut-downs and claims made by the social security institution. This chapter includes cross liability according to which the insurance shall be considered separately for each of the insured parties. It shall also be explicitly indicated and for the avoidance of doubt, that the lessor’s and/or the management company’s property shall be considered third party property for the purposes of this chapter unless insurable by section 1.

3.	Chapter 3 – employer liability insurance for liability towards all employees in the execution of the works within the liability limit of no less than $5,000,000 (five million US dollars) in any one occurrence and in the aggregate for the period of the insurance. This chapter shall not include any limitations regarding height and depth works, work hours.

We hereby confirm that the above insurance is prior to any insurance set out by you and/or the management company, and that we waive any claim or demand regarding the collaboration of your insurances and/or the management company’s insurances.

In addition, we hereby confirm that the above insurance shall not be decreased and shall not be cancelled during the period of executing the lessee’s works in the leased areas according to the above agreement, unless a written notice is delivered to you by registered mail 30 days in advance.

This confirmation is subject to the provisions of the original policies and their restrictions as far as they were not explicitly changed by the above.

Respectfully yours,

(Insurer’s stamp)

(Insurer’s signature)

(Name of signatory)

(Signatory’s position)

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Confirmation of insurances for the leased areas

To

Bayside Land Corporation Ltd. and Wintegra Ltd.

(Hereinafter: the “lessor”)

Dear Sir,

Re: Confirmation of insurance according to the agreement dated

For the lease of areas in structures 1 and 2 located at 11, Shenkar Street in Herzelia

Pituach (hereinafter accordingly: the “leased areas” and the “building”) in the project known as “Gav-Yam Center” (hereinafter: “Gav-Yam Center”)

Between you and                 (hereinafter: the “lessee”)

We hereby confirm that commencing              and until              we have set out in the name of the lessor, the insurances detailed hereunder whereas the extent of the insurance coverage according to them shall not be less than the coverage according to the policies known as “Bit” version customary at the time of the commencement of the insurance period.

1.	Content insurance and equipment serving the leased areas owned or at the responsibility of the lessee, situated in the leased areas and/or outside of the leased areas in the area of the building in which the leased areas are located, and any change, improvement, renovation and addition to the leased areas executed and/or for the lessor, and any furniture, equipment, installations and inventory of any kind or type whatsoever, to the full value of its replacement, against loss or damage due to fire, smoke, lightning, explosion, earthquake, riots, strikes, malicious damage, storm, flood, fluid damages and rupturing, accidental damage (impact), damage by aircraft, and burglary (hereinafter “extended fire risks”).

2.	Consequential Losses insurance caused to the lessee due to damage to the structure of the leased areas and/or to its content and/or loss of access to the building (up to $500,000) due to extended fire risks for an indemnification period of 6 months.

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The insurances detailed in clauses 1 and 2 include an explicit provision according to which the insurer waives any subrogation right towards the lessor, the management company of the building (hereinafter: the “management company”) their employees and officers, contractors and agents, and towards the other lessees and/or tenants at the Gav-Yam Center that hold insurance policies including a corresponding clause regarding waiver of subrogation towards the lessee, providing the waiver of subrogation right does not apply to the benefit of the person who caused the damage maliciously.

3.	Third party liability insurance for any Bodily Injury or Property damage caused to a person’s body and/or property of any person and/or entity, and without derogating from the generality of the aforesaid including Bodily Injury or Property damage to the lessor, the management company, their employees, the lessees and other tenants in the building and to the visitors of the building, within the liability limit of no less than $1,000,000 (one million US dollars) per occurrence and in the aggregate. This insurance shall not be subject to any limitations regarding liability deriving from fire, explosion, panic, lifting devices, unloading and loading, defective sanitary installations, poisoning, anything harmful in food or beverages, strikes or shutdowns and claims made by the social security institution. The insurance has been extended to indemnify the lessor and/or the management company for their liability for the acts or omissions of the lessee, subject to the cross liability clause according to which the insurance shall be considered separately for each of the insured parties.

4.	Employer liability insurance for the lessee’s liability towards all lessee’s employees those employed by it and on its behalf within the liability limit of no less than $5,000,000 (five million US dollars) in any one occurrence and in the aggregate for the period of the insurance.

This insurance does not include any limitations regarding height and depth works, work hours. The insurance has been extended to indemnify the lessor and/or the management company if considered the employers of any of the lessee’s workers.

We hereby confirm that the above insurance is prior to any insurance set out by you and/or the management company, and that we waive any claim or demand regarding the collaboration of your insurances and/or the management company’s insurances.

In addition, we hereby confirm that the above insurance shall not be decreased and shall not be cancelled during the period of insurance according to the above agreement, unless a written notice is delivered to you by registered mail 30 days in advance.

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This confirmation is subject to the provisions of the original policies and their restrictions as far as they were not explicitly changed by the above.

Respectfully yours,

(Insurer’s stamp)

(Insurer’s signature)

(Name of signatory)

(Signatory’s position)

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Annex C

Parking Lot Management Agreement

Signed and entered into on June 17, 2013

BETWEEN

Wintegra Ltd., company no. 512901075

From 7 Arie Shenkar St., 2 Gav Yam building, level 4

Herzliya Pituah

(hereinafter referred to as: the “Lessor”)

of the one part;

AND BETWEEN

Varonis Systems Ltd. Company no. 513611533

From 11 Galgalei Haplada St.

Herzliya Pituah

(hereinafter referred to as: the “Lessee” or the “Sublessee”)

of the other part;

WHEREAS	Gav Yam Bayside Land Corp. Ltd. had built on land known as plots 57 and 73 on block 6592 at Shenkar St., Herzliya Pituah, a number of buildings known as Gav Yam Center (hereinafter referred to as: the “Project”); and –

WHEREAS	the Lessor entered with Gav Yam Bayside Land Corp. Ltd. (“Gav Yam”) into a lease agreement; and –

WHEREAS	the Lessor entered into a sublease agreement with the Sublessee (hereinafter referred to as: the “Lease Agreement”) granting the Lessee a leasing right in the Leased Property as defined in the Lease Agreement, located in buildings no. 1 and 2 (hereinafter referred to as: the “Building”) in the Project; and –

WHEREAS	the Project includes areas designated to be used as paid underground Parking Lots for vehicles (hereinafter referred to as: the “Parking Lot”); and –

WHEREAS	the Lessee agrees that the management of the Parking Lot in the Building and/or in general the Project will be in the hands of Gav Yam and/or a company determined by the Lessor for providing the services required for the regular management of the Parking Lot; and –

WHEREAS	Gav Yam has placed in the hands of the Management Company the management of the Parking Lots as specified in this Agreement herein; and –

WHEREAS	as part of its undertakings subject to the Lease Agreement, the Lessee undertook to enter into a Parking Lot management agreement with the Parking Lot Management Company and act in accordance with the terms of the Parking Lot management agreement and pay parking fees; and –

WHEREAS	the Lessee wishes to use the Parking Lot located in the Building so as to park vehicles as specified hereunder and the Parking Lot Management Company agree to allow the Lessee to park vehicles in the Parking Lot and all subject to the payment of parking fees and fulfillment of the remaining provisions of this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	PREAMBLE AND INTERPRETATION

1.1	The preamble and annexes to this Agreement, including the parties’ warranties, constitute an integral part thereof.

The headings of the sections are for convenience purposes only; they do not constitute a part of the Agreement and shall not be used for interpretation.

1.2	This Agreement is an annex to the Lease Agreement and its provisions shall be read accumulatively with the provisions of the Lease Agreement. This Agreement shall be construed as much as possible as coinciding and compliant with the Lease Agreement.

1.3	The terms in this Agreement shall be construed within their definition under the Lease Agreement unless otherwise stated in this Agreement.

1.4	For the removal of doubts, it is hereby clarified that notwithstanding the content of this section above and notwithstanding the fact that this Parking Lot management agreement is an annex to the Lease Agreement, the Lease Agreement and this management agreement will be viewed as two separate agreements and therefore the following provisions apply:

1.4.1	The Lessee will not be entitled to offset from sums received thereby from the Parking Lot Management Company sums owing thereto from Gav Yam, and will not be entitled to offset from sums received thereby from Gav Yam sums owing thereto from the Parking Lot Management Company.

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1.4.2	Any claim, which the Lessee has against Gav Yam, will not be used as cause of action on behalf of the Lessee against the Parking Lot Management Company, and any claim which the Lessee has against the Parking Lot Management Company will not be used as cause of action on behalf of the Lessee against Gav Yam; However, the abovementioned shall not derogate from or damage Gav Yam’s and/or the Parking Lot Management Company’s rights and the Lessee and the Lessor hereby declare that they are aware that a material breach of this Agreement shall be considered a material breach of the Lease Agreement.

1.4.3	The Parking Lot Management Company is not liable for Gav Yam’s undertakings and Gav Yam is not liable for the undertakings of the Parking Lot Management Company.

1.5	Anywhere in the Lease Agreement, in which a right was granted to the Parking Lot Management Company, the same right will be conferred to the Parking Lot Management Company subject to this Agreement as well.

1.6	In this Agreement, the following terms will bear the following meaning:

Parking Lot Management Company – the Management Company of the Parking Lot and/or any person, company or other legal entity, as Gav Yam shall instruct in writing from time to time including Gav Yam itself, subject to Gav Yam’s discretion.

Management – operating the Parking Lots as specified in this Agreement.

Parking Fees – all sums, which the Lessee must pay to the Management Company subject to the provisions of this Agreement.

2.	PERIOD OF THE AGREEMENT

2.1	The period of this management agreement shall be from the date of commencement of the Lease and it will be in effect as long as the Lessee has rights in the Leased Property subject to the Lease Agreement and as long as it has not ended. In the event of termination of the Lease Agreement this Agreement shall terminate as well without requiring notice.

2.2	In addition to the aforementioned, the provisions of this Agreement shall apply to the Lessee in connection with the Lessee’s undertakings as long as it possesses the Leased Property or part thereof even if it is not entitled to do so.

2.3	Notwithstanding section 2.1 and 2.2 above, this Agreement, as well as the right to use the parking spaces, shall terminate, subject to the Agreement, in any event in which the original agreement terminates, whether due to its expiration or for any reason whatsoever without requiring separate notice.

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3.	PARKING

3.1	Subject to the fulfillment of the provisions of this Agreement and the payment of Parking Fees as specified hereunder, the Lessee will be entitled to park in the Parking Lot vehicles according to the amount specified in the Lease Agreement signed between the Lessee and Gav Yam in random parking spaces (hereinafter referred to as: the “Parking Lot Right of Entry”) according to the directions and instructions of the Parking Lot Management Company in the days and hours during which the Parking Lot is operated (hereinafter jointly referred to as: the “Parking Spaces”).

3.2	Gav Yam undertakes that the Parking Lot will operate Sun – Thu 24 hours a day, on Fridays and holiday eves from 7 am – 4 pm, and thus not including holidays (hereinafter referred to as: the “Regular Operating Hours”). For the removal of doubts, it is hereby clarified that no additional payment will be charged for the Parking Lot Right of Entry if the Parking Lot operating hours change from that which is customary on the date of signing this Agreement.

In addition to the abovementioned the parties agree that if the Lessee wishes to allow vehicles to exit the Parking Lot beyond the Regular Operating Hours – the company will allow this; however, the parties agree that the Lessee will not be charged by the company for extra payment for this service.

Notwithstanding the abovementioned the Management Company may, subject to its sole discretion, operate as per the Lessee’s request the Parking Lot beyond the Regular Operating Hours and in such an event the Lessee will bear all costs arising as a result of operating the Parking Lot beyond the Regular Operating Hours, according to the terms agreed to by the parties prior to the date of delivery.

3.3	Entry of vehicles to the Parking Lot will be regulated using means of identification such as: parking badges attached to the vehicle windshield and/or identification card and/or magnetic card issued to the Lessee or any other way decided by Gav Yam.

3.4	The Lessee undertakes to return to the company all means of identification as aforementioned immediately upon the termination of this Agreement or its expiration for any reason whatsoever, and ensure that all means of identification will be returned to the company by the Lessee’s employees and/or guests and/or anyone on its behalf to possess means of identification in any event that the abovementioned stops using the Parking Lot.

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3.5	The use of the Parking Lot Right of Entry is intended for certain vehicles, the details of which shall be delivered to the Lessee before the commencement of the usage thereof. If the Lessee wishes to change the vehicles or part thereof it must notify the Parking Lot Management Company of this at least 24 hours in advance and the aforementioned will issue to the Lessee a new means of identification for the new vehicle against the revocation of the means of identification for the replaced vehicle.

3.6	Without derogating from section 2.1 above, the Lessee will be entitled to lease additional parking spaces before the commencement of the Lease Period, subject to the Lessee’s needs.

4.	PARKING FEES

4.1	For use of an unmarked parking space and the Parking Lot Right of Entry, the Lessee will pay to the company Parking Fees according to the rate specified in the Lease Agreement signed between the Lessee and Gav Yam (hereinafter referred to as: the “Parking Fees”).

The Parking Fees will be linked to the Basic Index as defined in section 8.4 to the Lease Agreement subject to the linkage terms in section 11 to the Lease Agreement.

4.1.1	The Lessee undertakes to pay to the Lessor the Parking Fees each quarter in advance, i.e., before the beginning of each quarter.

4.1.2	The Lessee undertakes to pay the Parking Fees even if it did not use the parking spaces de facto, all or some during the entire usage period or part thereof, and as long as this Agreement is in effect.

4.2	For the removal of doubts, it is hereby clarified that the payment of the Parking Fees as aforementioned constitutes a precondition for the permission to use the parking spaces.

4.3	In the event of late payment of the Parking Fees, interest will be added to the Parking Fees as is customary at the time for unauthorized overdraft in current loan accounts at Bank Leumi Le-Israel Ltd., and thus without derogating from any other right owing to Gav Yam and without derogating from its right to discontinue the permission to use the parking spaces with an advanced notice of 3 business days during which the breach was not remedied.

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4.4	For the removal of doubts, it is hereby clarified that payment of the Parking Fees as abovementioned does not grant the Lessee any ownership right and/or protected tenancy right in the Parking Lot and/or any other right in the parking spaces and/or any part thereof and/or the Parking Lot beyond the usage right as stated in this Agreement.

5.	LESSEE’S UNDERTAKINGS

The Lessee hereby undertakes towards Gav Yam as follows:

5.1	To pay to the company the Parking Fees in an orderly and timely manner.

The Parking Fees will be paid by the Lessee to the Parking Lot Management Company by bank transfer from the Lessee’s bank account to the account of the Parking Lot Management Company.

5.2	To park the vehicles in the Parking Lot only in free parking spaces, which are not marked as reserved for certain vehicles and nowhere else in the area of the Parking Lot and the project.

5.3	To adhere to the instructions of the Parking Lot Management Company and/or anyone on its behalf including the custodians and Parking Lot staff in connection with the parking of the vehicles and the use of the Parking Lot and the parking spaces, as is presented in appropriate signposts in the entrance of the Parking Lot, and as given orally, and it is liable that any person on its behalf and any driver of a vehicle entitled to park in the parking spaces will adhere to the operating procedures and instructions as aforementioned.

5.4	The Lessee declares it is aware that if it does not remove the vehicles from the Parking Lot before the end of the Parking Lot Operating Hours, it will not be able to remove the vehicle from the Parking Lot until the next time the Parking Lot is opened, and it hereby waives any claim and/or demand against Gav Yam as a result thereof. Without imposing any duty and/or liability of any kind on Gav Yam, and without derogating from the generality of the aforementioned the Lessee hereby authorizes Gav Yam or anyone on its behalf to remove at its own cost the vehicles left thereby in the Parking Lot beyond the Parking Lot Operating Hours as abovementioned and/or while breaching this Agreement.

5.5	To use the Parking Lot and parking spaces carefully and skillfully without causing damage to vehicles in the Parking Lot, in a manner that does not disturb the traffic and parking of other vehicles in the Parking Lot.

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5.6	The Lessee is aware that parking in the parking spaces is limited for one private vehicle only. A commercial vehicle up to 2.5 tons that does not exceed 255 cm in height can enter level 1 of the Parking Lot only, for loading and unloading only.

6.	LIABILITY FOR DAMAGE

6.1	The Lessee declares that the use of the Parking Lot and parking spaces is at its sole liability and Gav Yam and/or the Parking Lot Management Company including anyone on its behalf shall not bear any liability for guarding the vehicles in the Parking Lot and/or their content and/or their external entirety and it is not liable for any damage, loss or shortage caused to vehicles persons or movables in the Parking Lot for any reason whatsoever including as a result of fire, smoke, earthquake, acts of terror, war, flood, flooding, theft, burglary, impact of other vehicles, and it hereby exempts Gav Yam and/or the Parking Lot Management Company from any liability for damage as aforementioned except damage caused maliciously or negligently by Gav Yam and/or the Parking Lot Management Company and/or anyone on their behalf. The Lessee undertakes to indemnify Gav Yam and/or the Parking Lot Management Company within 30 days upon its first demand for any expense and/or damage caused thereto and/or for any sum they are required or demanded to pay due to a claim and/or damage, loss or shortage as aforementioned as a result of an act or omission of the Lessee and/or its visitors and/or employees and/or anyone on its behalf, and thus not including damage caused maliciously or negligently by Gav Yam or the Parking Lot Management Company and/or anyone on their behalf.

6.2	The Lessee will be exclusively liable towards the Lessor and/or Management Company and/or anyone on their behalf for the purposes of this Agreement for any damage caused thereby to the Parking Lot, its facilities and/or the company and/or its employees and/or the operators of the Parking Lot and/or any third party as a result of an act or omission of the Lessee and/or anyone on its behalf.

6.3	It is agreed that the provisions of the Bailee Law, 5727 – 1967 shall not apply to this Agreement and/or with regard to the parking of vehicles the in parking spaces.

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7.	TRANSFER OF RIGHTS

7.1	The Lessee will not be entitled to transfer the usage right given thereto subject to this Agreement of a parking space, all or some, to any third party without receiving permission from Gav Yam and the Parking Lot Management Company, and will not allow, directly or indirectly, the entry of additional vehicles to the Parking Lot beyond that which is stated in section 2 above.

Notwithstanding the abovementioned, it is agreed that the Lessee will be entitled to transfer its rights and duties subject to this Agreement to a subsidiary and/or sister company and/or parent company and/or a company merging therewith, subject to the granting of notice to the Lessor in writing and in advance, and in addition, the Lessee will be entitled to transfer its rights subject to this Agreement to a lessee and/or sublessee approved in advance and in writing by the Lessor in accordance with the provisions of the Lease Agreement.

7.2	Gav Yam and/or the Management Company will be entitled to transfer its rights in the Parking Lot and/or its rights and undertakings subject to this Agreement, all or some, to any third party subject to its sole discretion without receiving the Lessee’s consent, and the Lessee hereby grants its consent to the transfer of rights as aforementioned provided that the Lessee’s rights subject to this Agreement are not infringed.

8.	SECURITIES, BREACH AND REMEDY

8.1	Omitted.

8.2	All securities given by the Lessee to the Lessor as part of the Lease Agreement will be used as well to guarantee its undertakings towards the Parking Lot Management Company and the Management Company will be entitled to exercise the aforementioned securities in any event in which the Lessee breaches one or more of its undertakings subject to this Agreement, without derogating from its right to any additional remedy subject to any law.

8.3	The provisions of sections 2, 4, 5, 6, 7.1 and 8 are material provisions in this Agreement and the breach thereof entitles the Company to terminate this Agreement after granting notice of 14 days in advance, during which the breach was not remedied, and thus without derogating from any other right owing to the Company subject to this Agreement and/or subject to any law.

IN WITNESS WHEREOF, the parties hereof have executed this Agreement at the place and time stated at the heading to this Agreement:

Lessee	Lessor

8

Annex D

Electricity Agreement

Signed and entered into on June 17, 2013

BETWEEN

Wintegra Ltd., company no. 512901075

From 7 Arie Shenkar St., 2 Gav Yam building, level 4

Herzliya Pituah

(hereinafter referred to as: the “Lessor”)

of the one part;

AND BETWEEN

Varonis Systems Ltd. Company no. 513611533

From 11 Galgalei Haplada St.

Herzliya Pituah

(hereinafter referred to as: the “Lessee” or the “Sublessee”)

of the other part;

WHEREAS	The Lessor leases from Gav Yam Bayside Land Corp. Ltd. (hereinafter referred to as: “Gav Yam”) land known as plots 57 and 73 on block 6592 located at Shenkar St., Herzliya Pituah, a number of buildings known as Gav Yam Center (hereinafter referred to as: the “Project”); and –

WHEREAS	the Sublessee entered into a sublease agreement with the Lessor (hereinafter referred to as: the “Lease Agreement”) granting the Sublessee a leasing right in the Leased Property as defined in the Lease Agreement (hereinafter referred to as: the “Leased Property”); and –

WHEREAS	the Sublessee and the Lessor agreed that the electricity services to the building and the Leased Property will be provided by the Lessor and/or Gave Yam and/or anyone on its behalf in bulk and that the building and/or the Leased Property will not be provided electricity services by the national electric company (hereinafter referred to as: “Israel Electric Corporation”), all in consideration of payment as specified in this Agreement hereunder; and

WHEREAS	as part of its undertakings in the Lease Agreement, the Sublessee undertook to enter into an electricity agreement with the Lessor and act in accordance with the terms of the electricity agreement and pay for the electricity all in accordance with this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	PREAMBLE, INTERPRETATION AND PERIOD OF THE AGREEMENT

1.1	The preamble to this Agreement shall constitute an integral part thereof.

The headings of the sections are for convenience purposes only, they do not constitute a part of the Agreement and shall not be used for interpretation.

1.2	This Agreement is an annex to the Lease Agreement and its provisions shall be read accumulatively with the provisions of the Lease Agreement. This Agreement shall be construed as much as possible as coinciding and compliant with the Lease Agreement.

1.3	The terms in this Agreement shall be construed within their definition under the Lease Agreement unless otherwise stated in this Agreement.

1.4	The Lessee declares it is aware that a material breach of this Agreement shall be considered a material breach of the Lease Agreement.

1.5	The period of this Electricity Agreement shall be from the Possession Delivery Date as defined in the Lease Agreement and it shall be in effect as long as the Lessee has rights in the Leased Property subject to the Lease Agreement and as long as the Lease Agreement was not terminated.

1.6	In addition to the abovementioned, the provisions of this Agreement shall apply to the Lessee wherever pertaining to the Lessee’s undertakings so long as it still possesses the Leased Property or part thereof even where it is not entitled to do so.

2.	GENERAL

2.1	The provisions of this annex shall apply if and wherever Gav Yam decides to provide electricity services in bulk to the Project in general and the Building and/or the Leased Property specifically.

2.2	In the event that Gav Yam has decided as such, all electricity services shall be provided to the Building and the Leased Property by Gav Yam or anyone on its behalf (hereinafter jointly referred to in this Annex as the “Lessor”).

2.3	For the purpose of this Annex, electricity services shall include the supply of electricity, maintenance of electric facilities in the Project, the Building and the Leased Property, as defined in section 4.1 below, the operation and regular maintenance thereof.

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2.4	The provisions of this Annex shall apply to the Lessee and anyone in its place, as well as a lessee and/or a usufructuary and/or anyone on its behalf.

2.5	If as a result of a law, regulation, order or any other provision, including an instruction or action of a governmental authority and/or another authority, there is a need, subject to the Lessor’s discretion, to make any change whatsoever to the electricity supply system to the Project and/or the Building and/or the Leased Property, the Lessor will perform these changes, and the Lessee will have no claim and/or action of any kind due to these changes provided that the changes subject to this section were coordinated in advance with the Lessee, as much as possible, and do not infringe upon the Lessee’s reasonable use and benefit from the Leased Property.

2.6	Without derogating from the generality of the aforementioned Gav Yam will be able to instruct the Lessee to connect directly to the power grid of the Israel Electric Corporation and receive electricity therefrom. In such an event all rules and instructions of the Israel Electric Corporation shall apply to the supply of electricity to the Building and the Leased Property.

3.	ELECTRICITY SUPPLY TO THE BUILDING AND THE LEASED PROPERTY

3.1	The supply of electricity to the Building and the Leased Property will be performed in accordance with the Israel Electric Corporation’s electricity supply procedures.

The electric power given to the Leased Property shall be according to the existing electric power and a higher connection cannot be supplied to the Leased Property. The Lessee can use the electricity supply as it deems fit, subject to legal provisions.

3.2	A separate electricity meter is installed in the Leased Property, whereas according to its reading the electricity consumption of the Leased Property will be charged.

3.3	The Lessee may not supply to others and/or sell electricity supplied thereto by the Lessor and/or to provide any electricity services to others, whether with or without consideration, except for electricity services within the Leased Property, to Lessees and/or usufructuaries and/or other possessors of the Leased Property.

3.4	Subject to section 2.6 above, the Lessee undertakes to solely use the electricity services provided by the Lessor, and it will not petition the Israel Electric Corporation with a request to receive direct and/or separate supply of electricity to the Leased Property or with a request to install a separate electricity meter in the Leased Property and/or to pay the Israel Electric Corporation directly for electricity supply, except in the event of breach of this Agreement by the Lessor.

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3.5	The Lessee and/or anyone possessing the Leased Property and/or making use thereof shall have no claim whatsoever against the Israel Electric Corporation for failure to supply electricity or for disturbances to the supply of electricity to the Leased Property, including a claim for electronic or electric equipment of any kind installed in the Leased Property, and it will indemnify the Israel Electric Corporation fully for any damage caused thereto, if caused as a result of a claim submitted thereto by the Lessee and/or a guest and/or usufructuary in the Leased Property.

4.	ELECTRIC FACILITIES IN THE LEASED PROPERTY

4.1	All electric facilities related to the supply of electricity to the Leased Property installed by the Lessor, whether in the Leased Property or the building or externally thereto (hereinafter referred to as: the “Electric Facilities”) are the exclusive property of the Lessor, including Electric Facilities which the Lessee participated in the cost of their procurement and/or their installation and/or connection.

4.2	The Lessor will be entitled to perform an examination of the Leased Property at any reasonable time, with prior notice, and examine any Electric Facility therein, for the purpose of examining its safety and compliance with acceptable safety standards.

4.3	The Lessee undertakes to act immediately as per the Lessor’s instructions to replace and/or repair and/or change an Electric Facility in the Leased Property, in any event in which the Lessor provides an expert opinion, according to which the Electric Facility as aforementioned may cause damages to the Leased Property’s electricity supply system and/or the Building and/or the Project or that it is a safety hazard and/or does not comply with acceptable safety standards and/or may disrupt the electricity supply system to the Project and/or the Building and/or the Leased Property.

4.4	The Lessee will be liable for any damage caused to the equipment and/or Electric Facilities as a result of operating a faulty Electric Facility as specified above except for a facility approved by the Lessor.

4.5	The Lessee will not be entitled to perform any change and/or supplement of any kind to the Electric Facilities, and the Lessor will be entitled to immediately remove or repair any change and/or supplement as aforementioned, at the cost and liability of the Lessee, unless if these were previously approved by the Lessor.

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4.6	The Lessee will allow access for any authorized employee of the Lessor, at any reasonable time with previous coordination as much as possible, to any Electric Facility in the Leased Property for the purpose of examining, checking, repairing, changing, dismantling, assembling, and other necessary works subject to the Lessor’s opinion for the Electric Facilities (hereinafter referred to as: the “Maintenance Works”).

4.7	For the purpose of performing the Maintenance Works, the Lessor will be entitled to disconnect the electricity supply to the Leased Property temporarily and reasonably and with previous coordination as much as possible under the circumstances subject to the Lessor’s sole discretion, considering the type of activity in the Leased Property and as much as possible, not during the Leased Property’s business hours.

4.8	The Lessee will not be entitled to perform any works whatsoever regarding the Electric Facilities, unless it had received the Lessor’s consent for this in writing and in advance, and it will be liable for maintaining the entirety of the Electric Facilities and for any damage caused thereto, except for damage arising from reasonable and normal wear and tear.

5.	POWER OUTAGES

5.1	The Lessor will be entitled to discontinue or limit the supply of electricity to the Project and/or Building in general and/or the Leased Property specifically, in each of the cases specified hereunder:

5.1.1	Upon an outage or limitation to the electricity supply to the Project and/or the Building, arising from an internal and/or external malfunction, such as a national or regional or local power outage of the Israel Electric Corporation or power outage in the internal electricity supply system of the Project and/or Building;

5.1.2	In any event, in which the Lessor believes there is imminent danger to person or property as a result of continued electricity supply to the Leased Property;

5.1.3	In any event, in which the Lessor’s engineer notifies of a vital need to cut off the supply to the Leased Property, and thus after it grants the Lessee early notice within a reasonable amount of time in advance, considering the circumstances.

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5.2	In any event, in which the Lessor knows, for a reasonable time in advance, about such expected cut off and/or limitation of the electricity supply, it will notify the Lessee thereabout, and will bear no liability for any damage caused to the Lessee and/or the Leased Property and/or its content and/or the Lessee’s property due to discontinuations and/or limitations as abovementioned.

5.3	Lessor will make reasonable efforts to promptly repair any malfunction or disruptions to the electricity supply to the Leased Property as defined in the Lease Agreement.

6.	DETERMINING THE ELECTRICITY CONSUMPTION OF THE LEASED PROPERTY

6.1	The amount of electric power consumed by the Leased Property will be measured in kWh through a separate meter installed in the feeder line to the Leased Property (hereinafter referred to as: the “Meter”), whether by an automated system or by employees authorized by the Lessor, and this measuring shall serve as absolute evidence to the amount of electricity consumed by the Leased Property during the measured period.

6.2	If the Meter did not function properly during a certain period, or if electricity was supplied to the Leased Property not through the Meter, the Lessor will perform a calculation of the amount of consumption for the aforementioned period, by performing an estimate compared to previous periods and/or compared to similar businesses in the Project. If the Lessee disputes the Lessor’s estimate, the Lessor’s engineer will decide the matter, and his decision will be final and conclusive.

6.3	If the Lessee should dispute the calculation of the amount of electricity consumption in the Leased Property, the consumption will be reexamined by the Lessor, and if it is discovered that the calculation was not precise, for a reason independent of the Lessee, the calculation will be corrected and the Lessee will be credited (or charged) in the following bill for the sum arising from the correction of the error. If it is found in the examination that the Lessee’s claim was false, the Lessee will be required to bear the expenses of the examination, at a reasonable sum as is acceptable in the market.

7.	ELECTRICITY CONSUMPTION FOR A/C AND PAYMENT THEREFOR

7.1	It is hereby agreed and clarified that the supply of electricity stated in section 3 to this Agreement does not include the electricity required for the purpose of operating the A/C system in the Leased Property.

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7.2	It is hereby agreed and clarified that the supply of A/C to the Leased Property is done through the main A/C system (chillers), supplying A/C to all office and commercial floors in the Building.

7.3	The Lessee hereby undertakes to pay to the Lessor the cost of electricity consumption for operating the central A/C system, in accordance with its relative share of the total share of the Leased Property in the Building to which the A/C is supplied through the central A/C system. Notwithstanding the abovementioned, it is agreed that during the period of performing the Adjustment Works in the Leased Property the Leased Property’s A/C systems will be disconnected and the Lessee will not be charged for the cost of electricity consumption including its relative share in the cost until their reconnection as per its request. It is clarified that in the event of connection only for a test run, the cost of the electricity consumption will be paid by the Lessee only for the activity hours. In this matter it is agreed that each floor will be examined separately regardless of the other floors.

7.4	The Lessee will pay that which is owing therefrom subject to a bill submitted thereto once a month and within 14 business days upon delivering the bill thereto by bank transfer to the Lessor’s Bank Account as defined in the Lease Agreement.

8.	PAYMENT FOR THE ELECTRICITY SERVICES

The Lessee will pay to the Lessor and/or to anyone the Lessor instructs for the supply of electricity services to the Leased Property a payment similar to that charged by the Israel Electric Corporation for operating the same type of business which the Lessee operates in the Leased Property, to wit subject to a low voltage load and time rate, and thus since the annual consumption is higher than 10,000 kWh or another similar rate determined by the Israel Electric Corporation and/or any other entity to replace it.

9.	REMEDIES AND RELIEF

9.1	Without derogating from the content of this Agreement above and the Lease Agreement, in any event in which the Lessee is late in making any payment payable or that shall be payable in future time thereby to the Lessor subject to this Agreement, the Lessor will be entitled, without derogating from its right to any other legal remedy, owing thereto subject to the Lease Agreement and/or subject to any law, to take one or more of the following actions:

9.1.1	Add to any payment or expenses owing from the Lessee and which were not paid on time interest in arrears at a rate and subject to terms specified in the Lease Agreement.

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9.1.2	Demand the repayment of all expenses and damages caused to the Management Company due to the failure to make the payments on time.

9.2	The Lessor will be entitled to impose on the Lessee repayment of expenses and damages caused due to the Lessee’s failure to follow the Lessor’s instructions. Repayment of expenses and damages shall be done 14 days after a bill was submitted to the Lessee and the provisions of this section regarding payments shall apply to the payment as aforementioned.

9.3	Any sum, which the Lessor pays on behalf of the Lessee and which applies to the Lessee, shall be repaid to the Lessor will interest in arrears as aforementioned.

9.4	The Lessee’s duty to pay all payments subject to this Agreement is similar to the duty to pay the Lease Fees, and the Lessor will be entitled to all remedies specified in the Lease Agreement in addition to the remedies included in this Agreement.

10.	SECURITIES

10.1	All securities given by the Lessee to the Lessor as part of the Lease Agreement shall be used as well to guarantee its undertakings subject to this Agreement.

10.2	The Lessor will be entitled to exercise the abovementioned securities in any event in which the Lessee breaches one or more of its undertakings subject to this Agreement, without derogating from its right to any additional remedy by law.

IN WITNESS WHEREOF, the parties hereof have executed this Agreement:

Lessee	Lessor

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Annex E

Bank Guarantee

Bank	Date:

ATT:

Wintegra Ltd. Company

From 7 Arie Shenkar St., 2 Gav Yam building, level 4

Herzliya Pituah

Dear Madam / Sir,

We hereby guarantee to you the clearance of any sum up to the amount of NIS              plus VAT (hereinafter referred to as: the “Guarantee Sum”), linked to the index as specified hereunder, payable or which may be payable to you by Varonis Systems Ltd. Company no. 513611533 From 11 Galgalei Haplada St., Herzliya Pituah (hereinafter referred to as: the “Debtor”) in connection with guaranteeing their undertakings subject to the lease agreement for the leased property in complexes 1 and 2 at the Gav Yam Herzliya Center between you and the Debtor.

For the purpose of this guarantee – the term “index” means – the Consumer Price Index that includes fruits and vegetables published by the Israel Central Bureau of Statistics and Economic Research, including the same index if published by another governmental institute and as well including any official index in lieu thereof, whether based on the same data of the existing index or otherwise.

If it is discovered that the index last published prior to the payment subject to this guarantee (hereinafter referred to as: the “New Index”) has increased compared to the index known on May 1, 2013 (hereinafter referred to as: the “Basic Index”), then the Guarantee Sum will be calculated whereas it is increased at a rate identical to the increase rate of the New Index compared to the Basic Index.

For the removal of doubts, if it is discovered that the New Index is equal to, or lower than, the Basic Index, no change shall apply to the Guarantee Sum.

The “Guarantee Sum” shall hereinafter mean whereas it is increased at a rate identical to the increase rate of the New Index compared to the Basic Index.

We shall pay to you from time to time, and in any event no later than 7 business days after receiving your first demand in writing, any sum according to the limit of the Guarantee Sum, without requiring you to prove your demand or first request payment from the Debtor, and provided that the total sum which we are to pay subject to all of your joint demands does not exceed the Guarantee Sum.

This guarantee shall remain in effect until             , up and including, and any demand thereagainst must arrive in writing to the offices of the undersigned branch the address of which is              no later than the abovementioned date. A demand arriving to us after the abovementioned date will not be answered.

Issue of this guarantee in favor of two or more whereas in such a case each payment thereagainst shall be made jointly for all.

This guarantee is non-transferable.

Sincerely,

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ANNEX F

CONTENT SCHEDULE

To the Sublease Agreement dated June 17, 2013 between Wintegra Ltd. and Varonis

Systems Ltd.

Office desks
July 2013	58
January 2014	22
TOTAL	80

Conference room tables
July 2013	3
January 2014	3
TOTAL	6

This Schedule comes in the stead of the previous Annex F as well as anything else (written or oral) in this subject.

IN WITNESS WHEREOF, the parties hereof have executed this Agreement:

Lessee	Lessor